UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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INTEGER HOLDINGS CORPORATION
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April 15, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Integer Holdings Corporation, which will be held on Wednesday, May 20, 2020 at 8:30 a.m., Central Daylight Time, at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of the company’s 2019 Annual Report. We encourage you to read this document. It includes information on the company’s operations, markets and products, as well as the company’s audited consolidated financial statements.
At the conclusion of his term as of the Annual Meeting, Peter H. Soderberg will retire from our Board of Directors after 18 years of service. We want to thank Peter for his years of dedication and service to Integer.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. To make it easier for you to vote, we are offering Internet and telephone voting. The instructions included on your proxy card describe how to vote using these services. Of course, if you prefer, you can vote by mail by completing and signing your proxy card, and returning it in the enclosed postage-paid envelope.
While we intend to hold our Annual Meeting in person as scheduled, we are sensitive to public health and travel concerns and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. We are actively monitoring this situation and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable. If the Annual Meeting is held remotely, stockholders will have the same opportunity to participate in the meeting as they would at an in-person meeting. Please monitor Integer’s press releases, which are posted on the Integer website (www.integer.net), and Integer’s Securities and Exchange Commission filings for updated information. If you are planning to attend our meeting in person, please check the website one week prior to the meeting date. As always, we encourage you to submit a proxy to vote your shares prior to the Annual Meeting so that your shares will be represented and voted at the meeting whether or not you attend.
We look forward to seeing you at the Annual Meeting.
Sincerely,

/s/ Bill R. Sanford
Bill R. Sanford
Chairman of the Board

/s/ Joseph W. Dziedzic
Joseph W. Dziedzic
President & Chief Executive Officer

INTEGER HOLDINGS CORPORATION
5830 GRANITE PARKWAY, SUITE 1150
PLANO, TEXAS 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2020 Annual Meeting of Stockholders of Integer Holdings Corporation will be held at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024 on Wednesday, May 20, 2020 at 8:30 a.m., Central Daylight Time, for the following purposes:

1.	To elect nine directors for a one-year term until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Integer Holdings Corporation for fiscal year 2020;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To consider and act upon other matters that may properly come before the Annual Meeting and any adjournments thereof.
Stockholders of record at the close of business on March 31, 2020 are entitled to vote at the Annual Meeting. Please see “Proxy Statement Summary - Information regarding our Annual Meeting” for a discussion of the Annual Meeting location and possible alternative arrangements in the event that the Annual Meeting is not held in person.
By Order of the Board of Directors,

/s/ Elizabeth K. Giddens
Elizabeth K. Giddens
Senior Vice President,
General Counsel & Corporate Secretary
Plano, Texas
April 15, 2020
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU CAN VOTE YOUR SHARES BY PROXY BY USING ONE OF THE FOLLOWING METHODS: MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE FURNISHED FOR THAT PURPOSE, OR VOTE BY TELEPHONE OR THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO ITS USE AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS. ANY STOCKHOLDER PRESENT AT THE MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE MEETING.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2020

INTEGER HOLDINGS CORPORATION’S 2020 PROXY STATEMENT AND 2019 ANNUAL REPORT
ARE AVAILABLE AT www.integer.net/proxy

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INTEGER HOLDINGS CORPORATION
PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT SUMMARY
To assist you in reviewing the proxy statement for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), we call your attention to the following summary information, which highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References in this proxy statement to the “Company,” “we,” or “our” refer to Integer Holdings Corporation. This proxy statement and the accompanying form of proxy are first being made available to Company’s stockholders beginning on or about April 15, 2020.
Information regarding our Annual Meeting

Date and Time	Wednesday, May 20, 2020 at 8:30 a.m., Central Daylight Time
Place

Integer Holdings Corporation Corporate Headquarters
5830 Granite Parkway, Suite 1150, Plano, Texas 75024

While we intend to hold our Annual Meeting in person as scheduled, we are sensitive to public health and travel concerns and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. We are actively monitoring this situation and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable. If the Annual Meeting is held remotely, stockholders will have the same opportunity to participate in the meeting as they would at an in-person meeting. Please monitor Integer’s press releases, which are posted on the Integer website (www.integer.net), and Integer’s Securities and Exchange Commission filings for updated information. If you are planning to attend our meeting in person, please check the website one week prior to the meeting date. As always, we encourage you to submit a proxy to vote your shares prior to the Annual Meeting so that your shares will be represented and voted at the meeting whether or not you attend.

Record Date	March 31, 2020
Voting

Stockholders as of the Record Date are entitled to vote their shares of common stock, $0.001 par value per share, at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Matters to be Voted on at our Annual Meeting

Proposal 1 - Election of nine directors for a term of one year and until their successors have been elected and qualified. For more information, see page 7 of this proxy statement.	The Board recommends a vote “FOR” each director nominee

Proposal 2 - Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020.
For more information, see page 10 of this proxy statement.

The Board recommends a vote “FOR” Proposal 2
Proposal 3 - Non-binding advisory vote on the compensation of the Company’s named executive officers. For more information, see page 11 of this proxy statement.	The Board recommends a vote “FOR” Proposal 3

Performance Highlights for Fiscal Year 2019
Integer is among the world’s largest medical device outsource manufacturing companies, serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. We provide innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition to medical technologies, we develop batteries for high-end niche applications in energy, military, and environmental markets. Our common stock trades on the New York Stock Exchange under the symbol “ITGR.”
Our Company is on a Journey to Excellence. We began by establishing our portfolio and operational strategy centered around our customers, cost and culture. As part of the development of our strategy, we established three clear financial goals to measure our success: (i) to grow sales 200 basis points faster than the markets we serve; (ii) to deliver profit growth at twice the rate of sales growth; and (iii) to achieve debt leverage of 2.5 - 3.5 times adjusted EBITDA. These three objectives represent the financial measures of success for our strategy.
With this strategy in place, we established our new Executive Leadership Team that is responsible for building and strengthening the Integer culture. We believe we have added the talent, experience and leadership capability to deliver performance excellence. We are leveraging this leadership capability to develop and deliver excellence in manufacturing, which we believe creates a competitive advantage for Integer. In addition, we have executed on the following operational strategic initiatives:

•
We have made investments in our Manufacturing Excellence imperative by adding LEAN resources and completing the training of the entire manufacturing leadership team in LEAN principles. These investments are generating operational and financial efficiencies that fuel growth.

•
We also have invested in capacity and capabilities for future growth, including a bolt-on acquisition of certain US BioDesign assets, which added a differentiated capability for complex braided and formed biomedical structures to our broad portfolio.

Through these operational investments, strong expense management and strengthened customer relationships, we are making clear progress on our operational and financial objectives and delivering tangible improvements for our stockholders, as evidenced by the following:

•	We have accomplished two of our three financial objectives. Earnings grew during 2019 at twice the rate of sales growth and we managed our business to within the stated debt leverage objective.

•
We also took steps to deliver on our third financial objective—sales growth 200 basis points faster than the markets we serve. We are investing in capabilities for growth, including adding manufacturing capabilities, R&D headcount and sales leadership. We are also investing by adding capacity through significant expenditures on capital equipment over the past two years.

Highlights from our full-year 2019 financial results confirm our strategy is positioning Integer to win in the markets we serve:

•	Increased sales by 4% to $1.258 billion, including multi-year contracts worth $425 million per year.

•	Generated $165 million of cash flow from operating activities.

•	Paid down $117 million in debt, further reducing the Company’s debt leverage ratio.

•	GAAP diluted earnings per share from continuing operations increased to $2.76 per share - up 92% from $1.44 per share in 2018.
We believe the Company’s results are evidence we have a clear strategy that is creating momentum for further growth and enables us to win in the markets we serve. Our scale and global presence, supported by world-class manufacturing and quality, provides the necessary foundation to achieve our long-term growth strategy.
We are delivering on our commitments, including profit growth, margin expansion, and deleveraging, while investing for growth. As we continue on our Journey to Excellence, we see the potential for significant growth ahead for our associates, our customers, and our stockholders, all while achieving our vision to enhance the lives of patients worldwide by being our customers’ partner of choice for innovative technologies and services.
For further details on our fiscal year 2019 consolidated financial results, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the Securities and Exchange Commission (“SEC”) on February 20, 2020. For more information on how our fiscal year 2019 business performance affected our named executive officers’ compensation, please see our Compensation Discussion and Analysis beginning on page 12 of this proxy statement.

Executive Compensation Highlights
The Company’s compensation program is designed to provide a competitive compensation package that will attract, retain and motivate our executives to drive the Company’s success through high performance and innovation, to link our executives’ compensation to short- and long-term performance of the Company and to align our executives’ compensation with the interests of our stockholders. In order to do this, we:

•
provide our named executive officers with a fixed level of cash compensation in the form of base salary that is consistent with their skill level, experience, knowledge, length of service with the Company and the level of responsibility and complexity of their position, and is generally targeted near the competitive market median of our peer group for base salary for the position;

•
provide an annual short-term incentive program cash incentive award with the objective of providing a competitive level of performance-based annual compensation at the target achievement level, with the opportunity for significantly higher incentive compensation if stretch performance is achieved, and with metrics that focus on key measures of success that the executive team is able to impact over an annual timeframe; and

•
provide a long-term incentive plan award that is the largest component of our executive officers’ total compensation and is designed to align management’s performance incentives with the interests of our stockholders by linking executive pay to stockholder value creation as the award consists of a combination of performance stock units that use organic sales growth as the performance metric (33.3% of the award), performance stock units that use relative total stockholder return versus our peer group as the performance metric (33.3% of the award), and time-based restricted stock units that vest over a three-year period (33.3% of the award).

We implemented the following changes to our short-term incentive and long-term incentive programs in 2019:

•
Raised the difficulty to achieve target performance under the financial performance stock units granted under the 2019 long-term incentive program that vest based upon achievement of organic sales growth as compared to those granted under the 2018 long-term incentive program;

•
For the performance stock unit awards granted under the 2020 long-term incentive program that vest based upon relative total stockholder return versus our peer group, raised the difficulty to achieve target level performance to the 55th percentile of our peer group, added a cap on the maximum value realizable under the award of 400% of the Company’s stock price on the grant date, and added a six-month post-vesting holding period for shares delivered on settlement of the award;

•
Increased the weighting of Integer adjusted operating income performance and eliminated the individual performance rating component of the short-term incentive program for 2019 for all members of the Company’s executive leadership team;

•
For awards granted on or after January 1, 2020, amended the Company’s 2011 and 2016 Stock Incentive Plans and restricted stock unit and performance stock unit award agreements to eliminate single trigger automatic vesting upon a change in control if the holder is provided a qualifying replacement award; and

•	Increased the maximum payout under the 2019 short-term incentive program and 2019 long-term incentive program to 200% (from 150%) to bring in line with market practice.

Below are some highlights of our compensation program:

WHAT WE DO		WHAT WE DON’T DO
✓	Align our executive pay with performance, resulting in a substantial portion of executive pay being at-risk and tied to objective performance goals	✗	Multi-year guarantees for salary increases, non-performance based bonuses or equity compensation.
✓
Long-term incentive award grants that are predominantly performance-based and measured over multi-year periods, and short-term incentive plan awards that are also based on rigorous performance objectives
		✗	A high percentage of fixed compensation
✓	Hold an annual “say on pay” advisory vote	✗	Special executive retirement plans
✓	Set multiple challenging performance objectives for our executives	✗	Tax gross-ups for change-of-control benefits
✓	Stock ownership guidelines for all executives and non-employee directors	✗	Permit short sales, hedging, or pledging of stock ownership positions by directors, executive officers or associates
✓	Caps on director equity awards and fees	✗	Excessive perquisites
✓	Independent compensation consultant engaged by the Compensation & Organization Committee	✗	Repricing of stock options without stockholder approval
✓	Compensation & Organization Committee carefully considers annual equity usage and potential dilution in its compensation decisions
✓	Annual review and approval of our compensation strategy
✓	Compensation & Organization Committee conducts an annual risk assessment of our compensation program
✓	Require a “double-trigger” for acceleration of severance payments or benefits upon a change of control
✓	Clawback policy that permits recoupment of cash and equity awards under specified circumstances

Last year’s “say-on-pay” vote received the support of approximately 96% of votes cast by our stockholders. Based on the voting results, we believe our overall executive compensation program is aligned with the interests of our stockholders.

Corporate Governance Highlights
We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens Board and management accountability, and leads to better business performance. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices going forward. More information about our corporate governance can be found beginning on page 33 of this proxy statement.
The following table summarizes certain highlights of our governance policies and practices:

✓	Unclassified board with annual election of all directors	✓	Code of conduct applies to all directors, officers, associates and consultants
✓	Director resignation policy if any director receives a greater number of “withhold” votes than “for” votes	✓	Stock ownership guidelines for executive officers and directors
✓	Non-executive, independent chairman of the board	✓	Strategic and risk oversight by board and committees
✓	No supermajority voting provisions	✓	Stockholders have right to act by written consent
✓	Majority independent director nominees	✓	No stockholder rights plan (i.e. no “poison pill”)
✓	Director attendance at >75% of meetings in 2019	✓	Anti-hedging and pledging policy
✓	100% board attendance at 2019 Annual Meeting	✓	CEO evaluation process
✓	Independent directors meet regularly without management present	✓	Annual board and committee evaluations
✓	Annual say-on-pay vote	✓	Annual review of committee charters
As described in greater detail under “Environmental, Social and Governance Matters” beginning on page 40 of this proxy statement, we understand the importance of environmental, social and governance (ESG) matters and their impact on our stakeholders and the communities in which we live and work. Through our recently established Corporate Citizenship program, we are committed to conducting business in a socially and environmentally responsible manner.

Our Director Nominees
You are being asked to vote on the director nominees listed below. The chart below summarizes some of the key characteristics of the members of our Board. Detailed information about each director nominee’s background can be found beginning on page 7 of this proxy statement. The Board determined that each of the director nominees, other than Mr. Dziedzic, is independent under the NYSE’s Corporate Governance Listing Standards. The information below regarding the director nominees to be elected at the Annual Meeting is as of April 15, 2020.
As previously announced, Peter H. Soderberg, who has served as a director since 2002, is retiring at the conclusion of his term following the Annual Meeting. Consistent with the Board’s commitment to good corporate governance to ensure a balanced mix of tenure in its membership, five of the eight independent director nominees listed below have joined the Board since the beginning of 2015.

Name	Age	Director Since	Primary Occupation	Current Committee Membership		Independent
Pamela G. Bailey	71	2002	Retired President and Chief Executive Officer, The Grocery Manufacturers Association	• •	Corporate Governance & Nominating (Chair) Compensation & Organization	✓
Joseph W. Dziedzic	51	2013	President and Chief Executive Officer, Integer Holdings Corporation
James F. Hinrichs	52	2018	Former Chief Financial Officer of Alere and CareFusion	• •	Compensation & Organization (Chair) Audit	✓
Jean Hobby	59	2015	Retired Partner, PricewaterhouseCoopers, LLP	• •	Audit (Chair) Technology Strategy	✓
M. Craig Maxwell	61	2015	Vice President and Chief Technology and Innovation Officer for Parker Hannifin Corporation	• •	Technology Strategy (Chair) Audit	✓
Filippo Passerini	62	2015	Retired Group President and Chief Information Officer, Procter & Gamble Company	• •	Technology Strategy Corporate Governance & Nominating	✓
Bill R. Sanford	76	2000	Non-Executive Chairman of the Board; Founder and Chairman, Symark LLC	•	Corporate Governance & Nominating	✓
Donald J. Spence	66	2016	Retired President and Chief Executive Officer, Ebb Therapeutics			✓
William B. Summers, Jr.	69	2001	Retired Chairman and CEO, McDonald Investments Inc.	• •	Corporate Governance & Nominating Compensation & Organization	✓

COMPANY PROPOSALS
PROPOSAL 1 – Election of Directors
Shares represented by properly executed proxies will be voted, unless authority is withheld, for the election as directors of the Company of the following nine persons nominated by the Board of Directors (the “Board”), to hold office until the 2021 Annual Meeting of Stockholders and until their successors have been elected and qualified. Each of the nominees listed below was elected at the 2019 Annual Meeting of Stockholders.
Our Board is currently comprised of ten members. Peter H. Soderberg, a member of our Board, has decided to retire following the 2020 Annual Meeting of Shareholders. As a result, there will be one vacancy on the Board following the Annual Meeting. It is anticipated that the Corporate Governance and Nominating Committee will make a recommendation to the Board to either conduct a search to fill this vacancy or to reduce the size of the Board from ten members to nine members. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
If any nominee for any reason should become unavailable for election or if an additional vacancy should occur before the election (which events are not expected), the shares of common stock, $0.001 par value per share (“common stock”), voted for such nominee and represented by the proxies will be voted for such other person, if any, as the Corporate Governance and Nominating Committee shall designate as a nominee. Information regarding the nominees standing for election as directors is set forth below:
Nominees for Director
Pamela G. Bailey is 71, is Chair of the Corporate Governance and Nominating Committee, a member of the Compensation and Organization Committee, and has been a director since 2002.
Ms. Bailey served as President and Chief Executive Officer of The Grocery Manufacturers Association (“GMA”), a Washington, D.C. based trade association, from January 2009 until she retired in August 2018. From April 2005 until January 2009, she was President and Chief Executive Officer of the Personal Care Products Council. Ms. Bailey served as President and Chief Executive Officer of the Advanced Medical Technology Association (“AdvaMed”), the world’s largest association representing the medical technology industry, from June 1999 to April 2005. From 1970 to 1999, she served in the White House, the Department of Health and Human Services and other public and private organizations with responsibilities for health care public policy. Ms. Bailey formerly served as a director of Albertsons, Inc., MedCath Corporation, and The National Food Laboratory, Inc. From 2010 to 2014, Ms. Bailey served on the Advisory Committee for Trade Policy and Negotiations, the principal trade advisory committee for the Office of the U.S. Trade Representative.
Ms. Bailey’s 40 years of health care public policy experience with both public and private organizations, including service in the White House, the Department of Health and Human Services, and as President and Chief Executive Officer of AdvaMed, gives her a unique perspective on a variety of health care-related issues. With over 20 years of chief executive officer experience at GMA, the Personal Care Products Council, AdvaMed, and other Washington-based health care trade associations, Ms. Bailey brings to the Board demonstrated management ability at senior levels. This experience, together with her experience gained as a director of Albertsons and MedCath, supports her continued service as a member of the Board.
Joseph W. Dziedzic is 51 and has been a director since 2013.
Mr. Dziedzic has served as President and Chief Executive Officer of the Company since March 2017. Prior to being appointed as the President and Chief Executive Officer of the Company, Mr. Dziedzic served as Chair of the Audit Committee and a member of the Compensation and Organization Committee. From 2009 to 2016, Mr. Dziedzic was the Executive Vice President and Chief Financial Officer of The Brink’s Company, a global leader in security-related services for banks, retailers and a variety of other commercial and governmental customers. Prior to joining The Brink’s Company in 2009, he had a 20-year career with General Electric, including leadership roles in six different businesses, including General Electric Medical Systems.
Mr. Dziedzic has 30 years of experience in global operations and financial matters. The depth and breadth of Mr. Dziedzic’s global operating and financial experience and his role as the Company’s President and Chief Executive Officer support his continued service as a member of the Board.

James F. Hinrichs is 52, is Chair of the Compensation and Organization Committee, a member of the Audit Committee, and has been a director since 2018.
Mr. Hinrichs served as Chief Financial Officer of Cibus Ltd., a gene-editing company focused on applications in agriculture from May 2018 until July 2019. From April 2015 until its sale to Abbott Labs in October 2017, he served as Executive Vice President and Chief Financial Officer of Alere, Inc. From December 2010 through March 2015, Mr. Hinrichs served as Chief Financial Officer of CareFusion Corporation prior to its sale to Becton Dickinson. He previously served as CareFusion’s Senior Vice President, Global Customer Support, and as its Senior Vice President, Controller. Prior to joining CareFusion upon its spin-off from Cardinal Health, Inc., Mr. Hinrichs worked for five years at Cardinal Health in various positions including Executive Vice President and Corporate Controller of Cardinal Health and as Executive Vice President and Chief Financial Officer of its Healthcare Supply Chain Services segment. He joined Cardinal Health following more than a decade of finance and marketing roles at Merck & Co. Mr. Hinrichs is a director of Orthofix International N.V. and serves as Chair of its Audit and Finance Committee and a member of its Nominating & Governance Committee. In addition, Mr. Hinrichs serves as a director of Cibus Ltd., as a director of Acutus Medical and as Chair of its Audit Committee and as a director of Outset Medical, Inc. and as the chair of its Audit Committee, each of which is a privately-held company.
Mr. Hinrichs has over 25 years of experience in financial and accounting matters at companies in the medical device and pharmaceutical industries. The depth and breadth of his financial experience support his continued service as a member of the Board.
Jean Hobby is 59, is Chair of the Audit Committee, a member of the Technology Strategy Committee, and has been a director since 2015.
Ms. Hobby served as a global strategy partner at PricewaterhouseCoopers, LLP from 2013 until she retired in June 2015 following a 33-year career at that firm. Prior to 2013, Ms. Hobby served as PricewaterhouseCoopers’ Technology, Media and Telecom Sector Leader from 2008 to 2013, and as its Chief Financial Officer from 2005 to 2008. She joined PricewaterhouseCoopers in 1983 and became a partner in 1994. Ms. Hobby is also a director of Texas Instruments Incorporated and serves on its Audit Committee, and a director of Hewlett Packard Enterprise Company and serves on its Audit Committee. She is a former director of CA, Inc.
The depth and breadth of Ms. Hobby’s 33 years of experience in global operations and financial and accounting matters support her continued service as a member of the Board.
M. Craig Maxwell is 61, is Chair of the Technology Strategy Committee, a member of the Audit Committee, and has been a director since 2015.
Mr. Maxwell is the Vice President and Chief Technology and Innovation Officer for Parker Hannifin Corporation, a Fortune 250 company located in Cleveland, Ohio that is one of the global leaders in motion and control technologies and systems, providing precision-engineered solutions for a variety of mobile, industrial, medical and aerospace markets. Mr. Maxwell has been with Parker Hannifin since 1996 and his responsibilities include leading the company in new and emerging markets and implementing Parker Hannifin’s new product development process. Additionally, Mr. Maxwell is responsible for Parker Hannifin’s technology incubator designed to facilitate cross group opportunities that leverage the company’s portfolio of products and technology to develop emerging opportunities.
As Vice President and Chief Technology and Innovation Officer for Parker Hannifin, Mr. Maxwell leads that company’s innovation research that commercializes new technologies. Through this service, he has gained management experience at senior levels. These attributes provide the Company valuable insight into developing new technologies to support future growth and support Mr. Maxwell’s continued service on the Board.
Filippo Passerini is 62, is a member of the Technology Strategy Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2015.
Mr. Passerini served as Procter & Gamble’s Group President, Global Business Services and Chief Information Officer, positions he held from 2004 and 2005, respectively, until his retirement following a 33-year career in business and digital technology. He joined Procter & Gamble in 1981 and held executive positions in Italy, Turkey, United Kingdom, Greece, Latin America and the United States. In these roles, he led Procter & Gamble’s global operations and oversaw technology and business services operations in over 70 countries. Mr. Passerini also led the integration of Procter & Gamble’s IT and Business Services groups. Mr. Passerini is a director of United Rentals, Inc. and serves as Chair of its Strategy Committee and as a member of its Audit Committee. He is also a director of ABM Industries Incorporated and serves as Chair of its Strategy & Enterprise Risk Committee and as a member of its Audit Committee.
Mr. Passerini brings to the Company over three decades of global experience in digital technology, general management and operations roles. He is globally recognized as a digital technology and shared services thought leader, known for creating new, progressive business models and driving innovation. Mr. Passerini’s extensive background and experience supports his continued service as a member of the Board.

Bill R. Sanford is 76, is Chairman of the Board, a member of the Corporate Governance and Nominating Committee, and has been a director since 2000.
Mr. Sanford is Chairman of Symark LLC, a company he founded in 1979 that focuses on the development and commercialization of medical devices, bioscience inventions, nanotechnology, and advanced technology systems, products and services. He has broad experience as a board member and advisor of numerous public and private for-profit companies, not-for-profit organizations, investment limited partnerships and venture capital firms. Mr. Sanford is Executive Founder and retired Chairman, President and Chief Executive Officer of Steris Corporation, retired director of KeyCorp and KeyBank N.A., trustee of Cleveland Clinic, trustee emeritus of Case Western Reserve University, former director of AdvaMed, and a Fellow of the American Institute for Medical and Biological Engineering.
Mr. Sanford has extensive public company, merger and acquisition, operations integration, marketing and sales, new venture, turnaround and market development experience. He has led public and private company financings, including initial and secondary public stock offerings, structured debt financings, public stock mergers, private equity and venture capital investments. Mr. Sanford’s background and expertise, including his substantial involvement in the medical device industry, support his continued service as a member of the Board.
Donald J. Spence is 66, and has been a director since 2016.
Donald J. Spence retired in August 2019 as President and Chief Executive Officer of Ebb Therapeutics, a company in the business of developing and marketing medical products for the treatment of insomnia, a position he held since March 2017. He had been Chairman and Chief Executive Officer of Lake Region Medical from 2010 until its acquisition by the Company in October of 2015. From 2005 to 2008, Mr. Spence served as President of the Sleep and Home Respiratory Group for Philips Respironics, and from 2008 to 2010 as Chief Executive Officer of Philips Home Healthcare Solutions. Prior to that, he spent eight years with GKN Sinter Metals, as Senior Vice President for Global Sales and Marketing from 1998 to 2001 and as President from 2001 to 2005. Prior to 1998, Mr. Spence served in a number of roles at BOC Group, plc over a 15-year career, including President, Ohmeda Medical Systems from 1997 to 1998. Mr. Spence serves on the board of directors of a privately-held medtech company.
Having served in the role of Chairman and Chief Executive Officer of Lake Region Medical and in senior management roles with other companies, Mr. Spence has significant management experience and business understanding of a medical technology and device company.  Mr. Spence’s background and expertise in the medical device industry support his continued service as a member of the Board.
William B. Summers, Jr. is 69, is a member of the Compensation and Organization Committee, a member of the Corporate Governance and Nominating Committee, and has been a director since 2001.
Mr. Summers retired in June 2006 as Chairman of McDonald Investments Inc., a position he had held since 1998. He also held the additional positions of President from 1989 through 1998 and Chief Executive Officer from 1994 through 1998 of that investment company. Mr. Summers serves on the board of directors of RPM International, Inc. and is a member of its Compensation Committee. He also serves on the advisory boards of Molded Fiberglass Companies and Citymark Capital, and on the board of The Rock and Roll Hall of Fame and Museum, Baldwin-Wallace University, and United States Army War College Foundation. Mr. Summers previously served as chairman of the board of the National Association of Securities Dealers, as chairman of the board of the NASDAQ Stock Market, and as a director of the New York Stock Exchange (“NYSE”). He is a former director of Developers Diversified Realty, Inc., McDonald Investments Inc., Cleveland Indians Baseball Company, and Penton Media Inc.
Through his positions with McDonald Investments, Mr. Summers gained leadership experience and extensive knowledge of complex financial and operational issues. In addition, through his service with the NASDAQ Stock Market and NYSE and on the boards of other public companies, Mr. Summers has gained valuable experience dealing with the capital markets, accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public corporations. This experience supports Mr. Summers’ continued service as a member of the Board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

PROPOSAL 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm
Deloitte & Touche LLP (“Deloitte & Touche”) has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2020. Deloitte & Touche has served as the Company’s auditor since 1985. Although stockholder approval is not required, the Company has determined that it is desirable to request that the stockholders ratify the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2020. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment and make such a determination as it believes to be in the Company’s best interests. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s best interests. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.
The following table sets forth the aggregate fees billed by Deloitte & Touche for services provided to the Company during fiscal years 2019 and 2018:

	2019	2018(1)
Audit Fees(2)	$2,008,510	$2,291,152
Audit-Related Fees(3)	33,000	370,024
Total Audit and Audit-Related Fees	2,041,510	2,661,176
Tax Fees(4)	17,000	13,025
All Other Fees(5)	35,000	50,000
Total Fees	$2,093,510	$2,724,201

(1)
Amounts shown for 2018 do not include fees totaling $1.0 million billed by Deloitte & Touche for attest services related to carve-out audits completed in connection with the divestiture of our Advanced Surgical and Orthopedic product lines (the “AS&O Product Line”). Deloitte & Touche billed the Company for these fees and the Company was subsequently reimbursed in full by the purchaser of the AS&O Product Line for these fees.

(2)
Audit fees include amounts billed by Deloitte & Touche for services rendered for the audit of the Company’s annual consolidated financial statements and for review of the Company’s quarterly condensed consolidated financial statements.

(3)
Audit-related fees for 2019 were amounts billed for the audit of the Integer Holdings Corporation 401(k) Retirement Plan (the “Company 401(k) Plan”). Audit-related fees for 2018 are comprised of amounts billed by Deloitte & Touche for services rendered in connection with the audit of the Company 401(k) Plan, and due diligence associated with the divestiture of the AS&O Product Line.

(4)	Represents fees billed by Deloitte & Touche for tax compliance, planning and consulting services.

(5)	All other fees represent accounting advisory services provided in connection with the Company’s adoption of new authoritative accounting guidance on leases in 2019 and 2018.
Audit Committee Pre-Approval Policy on Audit and Non-Audit Services. As described in the Audit Committee charter, the Audit Committee must review and pre-approve both audit and non-audit services to be provided by the Company’s independent registered public accounting firm (other than with respect to de minimis exceptions permitted by SEC rules). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. None of the services described above were performed by Deloitte & Touche under the de minimis exception rule.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

PROPOSAL 3 – Advisory Vote on Compensation of the Named Executive Officers
As required pursuant to Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”), the Company seeks your advisory vote on a resolution to approve the compensation of our Named Executive Officers as disclosed in this proxy statement. Our Named Executive Officers are the Chief Executive Officer, the Chief Financial Officer, and the next three highest paid executive officers. Although your vote is advisory and will not be binding on the Board or the Company, the Board reviews the voting results and takes these results into consideration when making future decisions regarding executive compensation. The next advisory vote on the compensation of our Named Executive Officers will be held at the 2021 Annual Meeting of Stockholders.
The Company’s executive compensation programs have played an important role in our ability to drive financial results and attract and retain a highly experienced, successful management team. We believe that our executive compensation programs are structured to support the Company’s business objectives. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to ensure that our compensation programs are within the norm of a range of market practices. As discussed below in the CD&A section, the Company’s compensation for its Named Executive Officers includes the following elements:

•
Long-term equity compensation with performance-based vesting. The most significant elements of the Named Executive Officers’ equity compensation opportunity for 2019 were performance-based awards under the Long-Term Incentive Program for which vesting depends on the Company’s (i) annual sales growth and (ii) total stockholder return relative to its peer group over a three-year period ending in fiscal year 2021.

•
Total cash compensation tied to performance. A significant portion of the cash compensation opportunity for the Named Executive Officers is based on the Company’s performance. As such, the cash compensation for the Named Executive Officers has fluctuated from year to year, reflecting the Company’s financial results.

The text of the resolution in respect of Proposal 3 is as follows:
“Resolved, that the stockholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction. This CD&A describes the compensation of our Named Executive Officers (“NEOs”) during 2019. Our NEOs for 2019 were:

•	Joseph W. Dziedzic, President & Chief Executive Officer

•	Jason K. Garland, Executive Vice President & Chief Financial Officer

•	Jennifer M. Bolt, Senior Vice President, Global Operations

•	Carter Houghton, President, Electrochem and Power Solutions

•	Payman Khales, President, Cardio & Vascular
During 2019, we continued to execute our strategy to accelerate growth in revenue and earnings. Changes in our leadership team resulted in three new NEOs for 2019 as compared to the NEOs in 2018. The new NEOs for 2019 consist of Jennifer M. Bolt, Carter Houghton, and Payman Khales.
2019 Performance. Through effective execution of our strategy, we are delivering on our commitments for profit growth, margin expansion, and deleveraging, while investing for growth. In 2019, we exceeded our financial guidance, strengthened our leadership team, completed a bolt-on acquisition of certain US BioDesign assets and continued execution against our operational strategic imperatives designed to achieve excellence in everything we do.
Our financial results in 2019 were strong.  Our sales from continuing operations grew by 4% to $1.258 billion. Our GAAP income increased $44 million to $91 million, a 94% increase over our 2018 fiscal year.
Performance under the 2019 Short-Term Incentive and Long-Term Incentive Programs. Our 2019 Short-Term Incentive (“STI”) program is a market-competitive, performance-based cash bonus opportunity, which is designed to focus our NEOs on key measures of success that the executive team can impact over an annual time frame. Our STI program has a threshold level of Integer Adjusted Operating Income (“AOI”), which must be achieved before any payments can be made. The target level for Integer AOI under the 2019 STI program was set 9.4% above the 2018 actual Integer AOI. Actual 2019 Integer AOI was $236 million, which is 103.1% of the target performance goal and resulted in a payout for this metric of 123.6%. As a result, and after evaluating the individual NEOs under the other function or product category performance elements of the program, as applicable, the Compensation Committee approved payouts to all of the NEOs under the 2019 STI program, which averaged 122.0% of their target bonuses.
The performance stock units (“PSUs”) granted under the 2019 Long-Term Incentive (“LTI”) program have a three-year performance measurement period, and, as a result, vesting of these awards remains subject to future performance. In addition, given the PSU awards granted under the 2017 LTI program had performance measurement periods that ended in 2017 and 2018 and under the 2018 LTI program have a three-year performance measurement period that ends in 2020, none of the PSU awards previously issued under our prior LTI programs matured in 2019.
Changes to STI and LTI Programs. We implemented the following changes to our STI and LTI programs in 2019, which we believe both bring these programs further in line with prevalent market practice, enhance retention and provide greater incentives for our leaders to perform:

•
Raised the difficulty to achieve target performance under the financial PSUs granted under the 2019 LTI program that vest based upon achievement of organic sales growth as compared to those granted under the 2018 LTI program;

•
For the relative total stockholder return PSU (“rTSR PSUs”) awards granted under the 2020 LTI program raised the difficulty to achieve target level performance to the 55th percentile of our peer group, added a cap on the maximum value realizable under the award of 400% of the Company’s stock price on the grant date, and added a six-month post-vesting holding period for shares delivered on settlement of the award;

•	Increased the weighting of Integer AOI performance and eliminated the individual performance rating component of the STI program for 2019 for all members of the Company’s executive leadership team;

•
For awards granted on or after January 1, 2020, amended the Company’s 2011 and 2016 Stock Incentive Plans and restricted stock unit (“RSU”) and PSU award agreements to eliminate single trigger automatic vesting upon a change in control if the holder is provided a qualifying replacement award; and

•	Increased the maximum payout under the 2019 STI program and 2019 LTI program to 200% (from 150%) to bring in line with market practice.

Components of the 2019 Executive Compensation Program. The principal components of our executive compensation program for 2019 are summarized below.

Compensation Element	Objective	Vehicles	Key Metrics
Base Salary	To provide market competitive pay to attract and retain executives.	Fixed cash
Short-Term Incentive	To motivate and reward achievement of short-term financial and strategic objectives.	Variable cash	Adjusted Operating Income, Quality, On-Time Delivery and Inventory Turnover
Long-Term Incentive	To motivate and reward achievement of long-term performance consistent with stockholder interests and enhance retention of executives.	PSUs and RSUs	For PSUs - Organic Sales Growth and Relative Total Stockholder Return versus Peers
Corporate Governance Best Practices. Below is a summary of best practices that the Compensation and Organization Committee (the “Compensation Committee”) has implemented with respect to the compensation of our NEOs. We believe these practices support our compensation philosophy and are in the best interests of the Company and our stockholders.

•	Our compensation is aligned with a pay-for-performance philosophy where a substantial portion of executive officer compensation is at-risk and tied to objective performance goals.

•	LTI award grants are predominantly performance-based and measured over multi-year periods, and our STI plan is also based on rigorous performance objectives.

•	We hold an annual “say-on-pay” advisory vote.

•	We set multiple challenging performance objectives for our executives as part of our compensation programs.

•	The Compensation Committee engages an independent compensation consultant to provide guidance on compensation matters.

•	We maintain a clawback policy that permits recoupment under various circumstances for cash and equity awards.

•	We prohibit the hedging and pledging of our securities by directors, executive officers and associates.

•	The Compensation Committee carefully considers annual equity usage and potential dilution in its compensation decisions.

•	The Compensation Committee conducts an annual risk assessment of our compensation program.

•	We have stock ownership guidelines for all non-employee directors and executives.

•	We require a “double trigger” for the acceleration of severance payments or benefits upon a change of control of the Company.

•	The Compensation Committee conducts an annual review of our compensation strategy.

•	Under our 2016 Stock Incentive Plan, we have a cap on the aggregate dollar amount of director equity awards and fees.
Say-on-Pay. At our 2019 Annual Meeting of Stockholders, our stockholders had the opportunity to vote on an advisory basis on the compensation paid to our NEOs. The result of this advisory “say-on-pay” vote was overwhelmingly supportive, with 96% of votes cast voting in favor of our compensation program for our NEOs. Based on the voting results, we believe our overall executive compensation program is aligned with the interests of our stockholders.

Compensation Philosophy
Our compensation philosophy is to provide a competitive compensation package that will attract, retain and motivate our executives to drive the Company’s success through high performance and innovation, to link our executives’ compensation to short- and long-term performance of the Company and to align our executives’ compensation with the interests of our stockholders. The compensation programs for our NEOs are designed to be consistent with our compensation philosophy.
We have designed our executive compensation programs to include:

•	Base Salary

•	Annual Performance-Based Incentives under our STI Program

•	Long-Term Incentives, including Time-Based Restricted Stock Units and Performance-Based Restricted Stock Units

•	Limited Executive Perquisites

•	Change in Control Agreements and Severance Benefits
Total target compensation opportunities are set within the competitive ranges provided by our peers and industry surveys for comparable positions. However, due to the performance-based nature of our program, our executives have the opportunity to realize more than these target amounts if the Company achieves above market performance. Similarly, our executives will realize less than target amounts if the Company performs below the market. This design allows us to attract and retain executives who have the appropriate skill set to develop and execute our strategic plans as we work towards attaining both our short- and long-term strategic and financial objectives. We believe that this approach properly incentivizes our executive officers and provides value to our stockholders. The executive compensation program for our NEOs allows the Compensation Committee to respond to the evolving business environment, address individual performance and consider internal and external pay equity.
Compensation Committee Practices and Procedures
The Compensation Committee has direct oversight responsibility for the Company’s compensation practices with appropriate approval and general oversight from the Board. This responsibility includes the determination of compensation levels and awards provided to the NEOs. The Compensation Committee directly engages an independent compensation consulting firm to review the Company’s executive compensation programs and provide guidance on compensation matters and recommendations made by management. In 2019, Frederick W. Cook & Co. (“FW Cook”) advised the Compensation Committee on the Company’s executive compensation programs and representatives of FW Cook were present for certain meetings held by the Compensation Committee during 2019.
In accordance with SEC and NYSE rules regarding the independence of compensation consultants, the Compensation Committee has considered (i) the other services the independent compensation consulting firm provides to the Company, (ii) the amount of fees paid to the independent compensation consulting firm by the Company, (iii) the independent compensation consulting firm’s policies and procedures designed to prevent conflicts of interest, (iv) any business or personal relationship the independent compensation consulting firm may have with any member of the Compensation Committee, (v) any stock of the Company owned by the independent compensation consulting firm, and (vi) any business or personal relationships the independent compensation consulting firm has with any of the NEOs. Following that review, the Compensation Committee concluded for purposes of 2019 that FW Cook’s work for the Compensation Committee did not raise a conflict of interest.
The Compensation Committee was responsible for determining and approving the compensation for Mr. Dziedzic, our President & Chief Executive Officer, based upon its evaluation of his performance. The performance reviews for Mr. Dziedzic used as part of this determination were based on his individual performance as well as on the Company’s performance during the year. For the other NEOs, the Compensation Committee considered input and recommendations from Mr. Dziedzic regarding performance, base salary adjustments and annual STI and LTI programs and award amounts. The Compensation Committee determined the final compensation for those other NEOs as well. Grants of equity-based compensation are approved by the Compensation Committee in accordance with programs established by the Compensation Committee with the assistance of its independent compensation consultant.
During 2019, Kirk Thor, the Company’s Executive Vice President & Chief Human Resources Officer, and Elizabeth Giddens, the Company’s Senior Vice President, General Counsel & Corporate Secretary, attended meetings of the Compensation Committee to provide counsel and assistance to the Compensation Committee as needed. These executives were not present during executive sessions of the Compensation Committee or when items pertaining to their individual compensation were discussed.

Competitive Market Review
The Compensation Committee compares Company performance and compensation programs against a peer group of companies.
Prior to setting compensation for 2019, the Compensation Committee reviewed and updated our peer group to better reflect the changed profile of the Company subsequent to the divestiture of the AS&O Product Line in July 2018. As a result, the Compensation Committee removed Analogic Corporation because they were no longer publicly traded and ResMed Inc. due to its market cap, and added Bruker Corporation, Varex Imaging Corporation and Wright Medical Group N.V. Integer’s 2019 revenue was near the median of the updated peer group. In reviewing the peer group, the Compensation Committee applied the following screening criteria and rationale to select suitable peers:

•	Public company, ensures availability of market data

•	Headquartered in the United States, ensures labor market overlap

•	Medical equipment and supplies industry focus, considers impact of industry practices on compensation amount and design

•	Revenue proximity, revenue is a proxy for business complexity and is correlated to compensation

•	Market cap, secondary size characteristic and one of the constraints on the aggregate equity award value
The companies included in the peer group for the evaluation of 2019 executive compensation are as follows:

Avanos Medical, Inc.	Hill-Rom Holdings, Inc.	STERIS plc
Benchmark Electronics, Inc.	Integra LifeSciences Holdings Corporation	Teleflex Incorporated
Bruker Corporation	Masimo Corporation	Varex Imaging Corporation
Cantel Medical Corp.	Merit Medical Systems, Inc.	West Pharmaceutical Services, Inc.
CONMED Corporation	NuVasive, Inc.	Wright Medical Group N.V.
Haemonetics Corporation	Plexus Corp.
Executive Compensation Pay Mix
The overall mix of our base salaries, short-term incentive awards and long-term incentive awards as a percent of total target direct compensation for our CEO and the average for our other NEOs as a group is shown below. The value of the short-term incentive is based on target performance. The value of the long-term incentive is based on the grant date fair value. All other compensation has been excluded in determining these percentages.
Our pay-for-performance philosophy is reflected in the pie charts below, which depict the composition of our CEO and other NEOs’ target total direct 2019 compensation:
CEO and Other NEOs’ Target Pay Mix(1)
(1) The amounts shown for All Other NEOs represent their average target pay mix.
For our CEO, 83% of compensation is variable based on our financial and stock price performance. For our other NEOs as a group, 63% of compensation is variable based on our financial and stock price performance.

Base Salary
We provide our NEOs with a fixed level of cash compensation in the form of base salary that is consistent with their skill level, experience, knowledge, length of service with our Company and the level of responsibility and complexity of their position. The Compensation Committee does not use a specific formula when setting base salary for our NEOs, but our general practice is to target the competitive market median for base salary. In addition to the factors listed above, actual individual base salaries may differ from the competitive market median as a result of various other factors including relative depth of experience, prior individual performance and expected future contributions, internal pay equity considerations within our Company and the degree of difficulty in replacing the individual. Any such differences are approved by the Compensation Committee.
The base salaries of our NEOs are reviewed by the Compensation Committee on an annual basis, as well as at the time of promotion or significant changes in responsibility. We expect the base salaries of our NEOs to generally increase in-line with any increases to the competitive median market rates. However, base salary increases are also reviewed on an individual basis and adjusted accordingly for performance.
Certain of our NEOs received base pay increases effective in March 2019, in amounts ranging from 4% to 17%, based on peer market data, the Compensation Committee’s assessment of individual performance, and in addition for Ms. Bolt and Mr. Khales, new responsibilities.
The annualized base salary for each of our NEOs was as follows:

NEO	2019	2018
Joseph W. Dziedzic	$926,000	$876,000
Jason K. Garland	450,000	430,000
Jennifer M. Bolt	350,000	300,000
Carter Houghton	350,000	-
Payman Khales	350,000	312,500
Annual Performance-Based Incentives
The objective of our annual STI program is to provide a competitive level of performance-based annual compensation at the target achievement level, with the opportunity for significantly higher incentive compensation if stretch performance is achieved. Achievement at the 100% target level is deemed to be a “realistic” but challenging goal and any amount greater than the target is considered a “stretch” goal. Achievement at 200% of the target level was the maximum award that could have been earned and at 50% of the target level was the threshold for the achievement of any award.
The STI program focuses on key measures of success that the executive team is able to impact over an annual timeframe. The metrics provide a balanced view of executive performance on the following dimensions:

•	Company-wide financial results and financial results of the product category for Product Category Presidents.

•
Leaders of key functions (including Mr. Garland, Executive Vice President and Chief Financial Officer) have a function performance rating. The function performance rating reflects the function’s performance in delivering against their objectives and contributions in advancing the Company’s strategy and delivering on strategic imperatives.

Metrics, weightings and payouts by metric for the 2019 STI program are provided below. For the 2019 STI program, the weighting of Integer AOI component was increased and the individual performance rating component was eliminated for all members of the Company’s executive leadership team.

	Company Performance (Integer AOI)		Function Performance Rating		Product Category Performance(1)(2)		Total Payout
NEO	Weighting	% of Target Earned	Weighting	% of Target Earned(3)	Weighting	% of Target Earned(3)	% of Target Earned
Joseph W. Dziedzic	100%	123.6%					123.6%
Jason K. Garland	60%	123.6%	40%	123.6%			123.6%
Jennifer M. Bolt	40%	123.6%			60%(4)	143.6%	135.6%
Carter Houghton	40%	123.6%			60%	73.4%	93.5%
Payman Khales	40%	123.6%			60%	140.8%	133.9%

(1)
Product category performance incorporates measures of product category operating profit (40% weight), quality (30% weight), on-time delivery (15% weight) and inventory turnover (15% weight). Targets for product category performance measures are not disclosed due to potential competitive harm, but the Compensation Committee believes that achievement of the target goals was challenging and required substantial performance.

(2)	Definition and goal setting description of each of the metrics comprising the product category performance is provided on page 18 of this proxy statement.

(3)	After multiplier of 123.6% for Integer AOI applied.

(4)	Ms. Bolt’s performance was based on performance of all product categories.
Integer AOI (as defined below) is the key STI metric:

•	Integer must achieve the threshold AOI metric for any STI payments to be made; and

•	Used as a payout multiplier for all other metrics.
The Compensation Committee believes that the design of the funding and performance metrics are aligned with the Company’s strategic objective of growing revenue and profitability and is therefore directly aligned with the interests of stockholders.
The goals and results of the Integer AOI component under the 2019 STI program were as follows:

	2019 STI Performance Goals			2019
	Threshold	Target	Maximum	Performance
Integer AOI (in millions)	$206	$229	$259	$236
Funding as % of Target	50%	100%	200%	123.6%
Integer AOI for purposes of the 2019 STI performance metric consists of consolidated operating income prepared in accordance with generally accepted accounting principles (“GAAP”), for the fiscal year ended December 31, 2019, adjusted for the following, to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain legal expenses, and (vii) unusual or infrequently occurring items. The Compensation Committee approved the categories for adjustments at the beginning of the performance period, and reviews and approves the actual performance as approved by our Audit Committee and published in our SEC filings and press releases.

Product category performance metrics and associated goal setting are described below:

Metric	Weighting(1)	Metric Definition	Goal Setting Description
Product Category Operating Profit	40%	Operating profit at the product category level is defined as revenue less operating expenses (i.e. direct material, labor, overhead, etc.).	Target performance is determined as part of the annual budgeting process, with threshold and maximum levels of performance set at 10% below and 13% above the target level, respectively.
Quality	30%
Our quality metric is based on product lot customer acceptance rates and the aging of corrective and preventative actions (CAPAs). CAPA is a core ISO13485 quality system element and also mandated by the regulations of the U.S. Food and Drug Administration, European Union and many other geographies, for the design and manufacture of medical devices.

Product lot customer acceptance rates at target are based on targeted improvement over the baseline of the prior year. Threshold level of performance is generally based on attaining 50% of target improvement and maximum level of performance is defined as approaching 100% customer acceptance. Payout is voided regardless of quality performance if any CAPAs are aged above the maximum acceptable number of days at year-end.

On-Time Delivery	15%	On-time delivery is measured as the percentage of orders shipped on time.
Targeted level of performance is based on an established percentage improvement over prior year, threshold performance is based on attaining 25% of targeted improvement, and maximum level of performance is defined as approaching 100% on-time shipment.

Inventory Turnover	15%	Inventory turnover is calculated as the annualized cost of goods sold divided by average inventory.
Targeted level of performance is based on percentage improvement over prior year, threshold performance is based on attaining 50% of targeted improvement, and maximum level of performance is 30% above target.

(1) Percent of product category performance measure.
Leaders of key functions are assigned function performance ratings. For Mr. Garland, the finance function rating reflects the following performance against his objectives in direct support of the execution of our operational strategic imperatives:

•	Delivered strong management of our cash flow, interest rate and tax rate.

•	Through organizational structure and leadership changes, meaningfully increased the skills and capabilities of the finance and IT teams to support the execution of our strategic imperatives.

•	Delivered improved profitability analysis and understanding at both the manufacturing site and product category level.

•	Increased the connectivity of our operational strategies and actions to the financial results in support of the operating management team’s execution of our strategy.
The payout calculations are therefore as follows:

NEO	Payout Calculation Summary
Joseph W. Dziedzic	100% x Integer AOI Achievement
Jason K. Garland	60% x Integer AOI Achievement + 40% x (Function Performance Rating x Integer AOI % Achievement)
Jennifer M. Bolt, Carter Houghton, Payman Khales	40% x Integer AOI Achievement + 60% x (Product Category Performance x Integer AOI % Achievement)

The individual target STI program bonuses for our NEOs were determined by the Compensation Committee to provide targeted total compensation at the median of our competitive market. The target and actual payouts for our NEOs for 2019 were as follows:

NEO	Salary Earned ($)	Bonus Target as % of Salary Earned (%)	Target STI ($)	% of Target Earned (%)	STI Earned ($)
Joseph W. Dziedzic	913,375	110	1,004,712	123.6	1,241,824
Jason K. Garland	445,000	65	289,250	123.6	357,513
Jennifer M. Bolt	337,500	60	202,500	135.6	274,590
Carter Houghton(1)	215,385	60	129,231	93.5	120,831
Payman Khales	340,625	60	204,375	133.9	273,658

(1)	The 2019 target STI program bonus reported for Mr. Houghton is a prorated amount based on his employment commencement date.
Additional Cash Bonus
In 2019, Ms. Bolt received a special award in connection with her promotion to the newly-established position of Senior Vice President, Global Operations. This award was divided between a cash bonus of $50,050 and RSUs as described later under additional equity-based compensation.
Long-Term Incentive Plan
Our LTI plan is the largest component of our executive officers’ total compensation. LTI awards are a key component of our program, and are designed to align management’s performance incentives with the interests of our stockholders by linking executive pay to stockholder value creation.
The table below presents a summary of our 2019 LTI program:

	RSUs	rTSR PSUs	Financial PSUs
Percent of Total LTI Value	33.3%	33.3%	33.3%
Vest or Performance Period	3-year ratable vesting	3-year performance period with cliff vesting	3-year performance period with cliff vesting
Performance Metric	N/A	Relative TSR versus peer group	Compounded Organic Sales Growth
Potential Payout as a % of Target	N/A	Threshold 50% Maximum 200%	Threshold 50% Maximum 200%
Organic Sales Growth and Relative Total Stockholder Return were selected as the PSU performance measures because the Compensation Committee believes they most closely align the interests of our executive officers with those of stockholders and drive appropriate risk taking. Further, the Compensation Committee believes that our mixture of award types provides an appropriate balance between Company performance and rewarding increases in absolute stock price and relative performance versus our peers.
Organic Sales Growth used for purposes of the Financial PSU performance metric is the same as Organic Sales Growth set forth in the Company’s SEC filings and press releases, and excludes foreign currency exchange impact and the impact of acquisitions and divestitures. Compounding of the sales growth results in aggregate sales growth targets above the sum of each year’s performance. For example, if the Company performs at target for each of the three years of the performance cycle, the compounded sales growth would be 15.76% (1.05 x 1.05 x 1.05 = 0.1576 or 15.76%), as opposed to 15%.
The achievement level required to earn target payout for Financial PSUs awarded in 2019 was increased from 2018.
The rTSR PSUs are earned and subsequently vest based on the Company’s relative Total Stockholder Return (“TSR”) rank versus our peer group over a three-year period as follows:

3-Year TSR Rank Versus Peer Group	Achievement Level	Vesting Amount as a % of Target
75th Percentile	Maximum	200%
50th Percentile	Target	100%
25th Percentile	Threshold	50%

For purposes of calculating TSR, the stock price averaging period used is the twenty-trading day period preceding the cycle start date and the last twenty-trading day period at the end of the cycle. Dividends are deemed to have been reinvested on the ex-dividend date, and peer group companies whose stock permanently ceased to trade during the performance period are disregarded when calculating TSR.
In the case of both the Financial PSUs and rTSR PSUs, achievement level below threshold would result in no vesting. Payouts for achievement levels between threshold and target and between target and maximum are calculated using linear interpolation between the adjacent performance levels.
The achievement level required to earn target payout for rTSR PSUs awarded in 2020 was raised to the 55th percentile.
Annual LTI award values are intended to be consistent with those provided by our peer companies for comparable executive positions. Grant values are reviewed on an individual basis and can be adjusted based on individual performance and expected future contributions. The individual award opportunities under the LTI program for our NEOs for 2019 were as follows:

NEO	Time-Based RSUs Grant Value ($)	Financial PSUs Grant Value ($)	rTSR PSUs Grant Value ($)	Total 2019 LTI Grant Value ($)
Joseph W. Dziedzic	1,172,929	1,172,929	1,172,964	3,518,822
Jason K. Garland	266,604	266,604	266,661	799,869
Jennifer M. Bolt	108,242	108,242	108,294	324,778
Carter Houghton	96,623	96,623	96,646	289,892
Payman Khales	149,993	149,993	149,982	449,968
The following table includes the details of the performance-based PSU grants made to our NEOs in 2019.

		Units Granted Assuming Target and Maximum Performance
NEO	Award Type	Target (#)	Maximum (#)
Joseph W. Dziedzic	Financial PSUs	12,895	25,790
	rTSR PSUs	9,510	19,020
Jason K. Garland	Financial PSUs	2,931	5,862
	rTSR PSUs	2,162	4,324
Jennifer M. Bolt	Financial PSUs	1,190	2,380
	rTSR PSUs	878	1,756
Carter Houghton	Financial PSUs	1,318	2,636
	rTSR PSUs	1,290	2,580
Payman Khales	Financial PSUs	1,649	3,298
	rTSR PSUs	1,216	2,432
Additional Equity-Based Compensation
In addition to the annual LTI Program, our executive officers may receive additional equity-based compensation at the date of hire, upon promotion, for special recognition or upon a significant change in responsibility. These awards are used as a recruiting and retention tool. These grants are typically made in the form of time-based RSUs. In 2019, Ms. Bolt received a one-time award of RSUs in connection with her promotion to the newly-established position of Senior Vice President, Global Operations having an aggregate value at grant date of $49,951, in addition to the cash bonus previously described. In 2019, Mr. Houghton received a one-time award of RSUs in connection with his acceptance of his position as President, Electrochem and Power Solutions having an aggregate value at grant date of $599,969. This award compensated Mr. Houghton for equity forfeited from his previous employer. On a going-forward basis, equity award grants to be provided to Mr. Houghton are expected to be granted primarily under our annual LTI Program and subject to the same performance-based vesting criteria as awards granted to our other executive officers.
Our LTI plans and awards are designed and administered by the Compensation Committee in collaboration with management and subject to general oversight by the Board.

OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Compensation Recoupment Policy
The Company has adopted a compensation recoupment, or “clawback,” policy intended to be consistent with the requirements of the Dodd-Frank Act. This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including equity awards) that is (i) based on erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement.
Stock Ownership Guidelines
In order to align the interests of our executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance, we maintain stock ownership guidelines under which our executive officers are required to hold a meaningful dollar value of common stock of the Company for the duration of their employment. For purposes of measuring compliance with these guidelines, shares of common stock owned directly or indirectly by the executive officer or his or her immediate family members, as well as 75% of unvested time-based restricted stock and restricted stock units issued under our LTI programs are considered shares “owned.” Shares underlying unexercised stock options and unvested performance-based awards do not count toward satisfying the guidelines. The Compensation Committee reviews stock ownership levels of our executive officers on an annual basis with the expectation of seeing meaningful progress toward the achievement of the guideline.
The following table provides the guideline ownership multiple for our current NEOs. As of March 31, 2020, our NEOs currently employed by the Company either met or were progressing towards meeting the ownership guideline.

NEO	Multiple of Base Salary
Joseph W. Dziedzic	5x
Jason K. Garland	2.5x
Jennifer M. Bolt	2.5x
Carter Houghton	2.5x
Payman Khales	2.5x
Pledging and Hedging Policy
Our policy is to prohibit directors, executive officers and other associates from engaging in pledging, short sales or other short-position transactions in Company securities. Under the terms of our insider trading policy, we also prohibit directors, executive officers and other associates from engaging in any hedging or monetization transactions with respect to Company securities, such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through establishing a short position in Company securities. We prohibit these types of hedging and monetization transactions as they allow a person to continue to own Company securities, but without the full risks and rewards of ownership.
Perquisites
In addition to the elements of compensation discussed above, we also provide senior level executives (including the NEOs) with limited other perquisites as follows:

•	Executive life insurance

•	Long-term disability insurance

•	Executive financial planning

•	Executive physicals

•	Executive relocation
We provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain high caliber executives. These benefits also reduce the amount of time and attention that our executive officers must spend on personal matters and allow them to dedicate more time to the Company. For NEOs who we ask to relocate in order to commence work with us, we provide benefits under our relocation program to help offset the additional costs of the relocation, including the shipment of household goods, and travel, temporary housing, and other allowances, other relocation expenses, and certain tax gross-up payments.  We believe that these benefits are reasonable in nature, are not excessive and are in the best interest of the Company and its stockholders.
Other Benefits. Our executive officers also participate in other Company benefit plans on the same terms as other associates of the Company. Some of these benefits include medical, dental and vision insurance, and paid time off.

Retirement Benefits
All of our U.S. based associates, including our NEOs, are eligible to participate in a defined contribution Company 401(k) Plan. The Company 401(k) Plan provides for the deferral of associate compensation up to the maximum IRC limit and a Company match. In 2019, this match for the Company 401(k) Plan was $0.50 per dollar, up to 6% of the associate’s eligible compensation, which includes base salary and cash bonuses, for each participant in the Company 401(k) Plan.
Change in Control Agreements and Severance Benefits
We maintain change in control agreements for a very limited number of key executives, including our NEOs, other than Mr. Dziedzic (whose change in control severance benefits are contained in his employment agreement), in order to retain our leadership in the event of a change in control and also to provide these executives with appropriate financial security in case of a loss of employment. These agreements only provide benefits to participants if there is both a change in control of the Company and a qualifying termination of employment. We believe that it is in the best interest of our Company and stockholders to have the dedication of our executive officers, without the distraction of personal uncertainties that can result following a change in control. We believe these agreements allow for a smooth transition in the event of a change in control without providing “windfall” benefits. We also believe that these benefits are competitive with those of comparable companies, including our peer group.
Our LTI awards issued prior to January 1, 2020 provide for specified vesting terms upon a change in control and/or qualifying terminations of employment. As described in greater detail below under “Potential Payments Upon Termination of Employment or Change in Control,” in response to feedback the Company received in connection with its 2019 annual meeting of stockholders, the Company amended its 2011 and 2016 Stock Incentive Plans to eliminate single trigger automatic vesting upon a change in control with respect to incentive awards made on or after January 1, 2020. The Company also made corresponding revisions to its RSU and PSU award agreements for awards to be made on or after January 1, 2020. The revised award agreements provide that, if an associate is provided a qualifying replacement award in connection with a change in control, then he or she will not automatically vest in any outstanding RSUs or PSUs upon the occurrence of the change in control.
For more information on severance benefits, as well as those provided under our change in control agreements, see the “Potential Payments Upon Termination of Employment or Change in Control” section of this proxy statement.

Employment Agreements
In general, we do not offer employment agreements to our associates, and none of our NEOs, other than Mr. Dziedzic, our President & Chief Executive Officer, has one.
The Company entered into an employment agreement with Mr. Dziedzic on July 16, 2017. The employment agreement has an initial term that expires on July 16, 2020, subject to automatic one-year renewal periods. In addition to the perquisites discussed in this section, Mr. Dziedzic’s employment agreement includes the following terms:

•	A base salary, subject to annual review.

•	Eligibility to participate in the Company’s cash and equity-based incentive award programs available to the Company’s executive officers.

•
In the event of death or permanent disability: (i) a lump sum payment equal to his annual base salary and the amount of the Company’s contribution toward his health and medical benefits for a twelve month period; and (ii) the immediate vesting of all non-vested time-based equity awards and the continuation of all performance awards, subject to achievement of the performance metrics.

•
In the event of termination without cause or with good reason, other than in connection with a change in control, (i) a lump sum payment equal to 200% of his annual base salary; and (ii) the immediate vesting of all time-based equity awards and the continuation of a prorated number of performance awards, subject to achievement of the performance metrics.

•	In the event of termination without cause or with good reason in connection with a change in control:

i.
A lump sum payment equal to 200% of the sum of (A) his annual base salary, plus (B) the greater of (x) the current year annual cash incentive award at target level, or (y) the average cash bonus for the three fiscal years preceding the fiscal year in which the change in control occurs;

ii.
If, in the calendar year immediately preceding the date of termination, Mr. Dziedzic relocates his primary residence at the request of the Company, then the Company shall reimburse Mr. Dziedzic for any relocation expenses actually incurred in the 12 months immediately following the date of termination, to the extent such expenses do not exceed the initial relocation costs;

iii.	A lump sum payment equal to two times the Company’s total contributions to the Company 401(k) Plan or any other similar plans in effect at the time, for the year preceding the termination;

iv.
A lump sum payment equal to the product of (A) 110 percent of the monthly premium for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for Mr. Dziedzic, his spouse and his eligible dependents who were covered under the Company’s medical and prescription drug plans immediately prior to date of termination, times (B) 24;

v.	Up to $25,000 for outplacement services;

vi.	All outstanding equity awards vest and become exercisable, except as otherwise provided under each applicable award agreement;

vii.
A lump sum payment equal to the total value of the prior year’s long-term incentive plan award if the long-term incentive plan award for the year that includes the date of termination has not yet been awarded; and

viii.
A lump sum payment equal to the product of (A) the annual cash bonus paid for the most recently completed fiscal year, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365.

•	A post-employment non-compete covenant for 24 months from the date of last payment under the employment agreement.
Tax and Accounting Implications
IRC §162(m) generally imposes a $1 million cap on the deductibility of compensation paid to certain executive officers of a publicly held corporation during a year.  The Tax Cuts and Job Act eliminated the exception to the $1 million deductibility cap under IRC §162(m) for performance-based compensation paid to a covered employee.  Historically, while the Compensation Committee sought to structure compensation to take advantage of the exemption under IRC §162(m), it reserved the authority to approve non-deductible compensation in appropriate circumstances in order to attract, retain, and motivate highly-qualified executives. The Compensation Committee expects that performance-based compensation will continue to be an important component of our NEOs’ total compensation regardless of its tax deductibility.

Compensation and Organization Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, or CD&A, with management and based upon this review and discussion, recommended to the Board that the CD&A be included in this proxy statement for filing with the SEC.
Respectively submitted,
James F. Hinrichs (Chair)
Pamela G. Bailey
William B. Summers, Jr.
Members of the Compensation and Organization Committee
Compensation Risk Analysis
The preceding CD&A generally describes our compensation policies, plans and practices that are applicable for NEOs and senior executives of the Company. The Company uses a combination of fixed and variable and short- and long-term compensation programs with a significant focus on corporate and business financial performance as generally described in this proxy statement. The Company does not believe that risks arising from its compensation policies, plans or practices are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION
2019 Summary Compensation Table
The following table summarizes the total compensation paid or earned by each of the NEOs for fiscal years 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)(8)	All Other Compensation ($)(9)	Total ($)
Joseph W. Dziedzic	2019	913,375	-	3,518,822	-	1,241,824	70,868	5,744,889
President & Chief Executive Officer	2018	869,125	-	3,314,875	-	1,109,873	89,752	5,383,625
	2017	571,115	166,154	3,086,165	1,008,113	-	57,225	4,888,772
Jason K. Garland(1)	2019	445,000	-	799,869	-	357,513	277,552	1,879,934
Executive Vice President & Chief Financial Officer	2018	99,231	50,000	551,809	-	64,500	30,744	796,284

Jennifer M. Bolt(2)	2019	337,500	50,050	374,729	-	274,590	28,586	1,065,455
Senior Vice President, Global Operations
Carter Houghton(3)	2019	215,385	-	889,861	-	120,831	132,370	1,358,447
President, Electrochem and Power Solutions
Payman Khales(4)	2019	340,625	-	449,968	-	273,658	27,312	1,091,563
President, Cardio & Vascular

(1)	Mr. Garland joined the Company as Executive Vice President and Chief Financial Officer in September 2018.

(2)	Ms. Bolt was not an NEO in either 2017 or 2018, and, therefore, her compensation is not reported for 2017 or 2018.

(3)	Mr. Houghton joined the Company as President, Electrochem and Power Solutions in May 2019.

(4)	Mr. Khales joined the Company as President, Cardio & Vascular in February 2018. Mr. Khales was not an NEO for 2018, and therefore, his compensation is not reported for 2018.

(5)	Ms. Bolt received a bonus in connection with her promotion to Senior Vice President in April 2019.

(6)
The amounts in this column reflect the aggregate grant date fair value of RSUs and PSUs granted in the applicable year, computed in accordance with applicable accounting standards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and for PSUs, the amounts represent the value based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. For the PSUs granted in 2019 included in this column, the grant date fair values were based on the target level of achievement, which was considered to be the probable outcome, were $2,345,892 for Mr. Dziedzic, $533,265 for Mr. Garland, $216,535 for Ms. Bolt, $193,270 for Mr. Houghton, and $299,974 for Mr. Khales. Assuming the highest level of achievement of all PSUs granted in 2019, the grant date values for PSUs would be $4,691,785 for Mr. Dziedzic, $1,066,530 for Mr. Garland, $433,070 for Ms. Bolt, $386,539 for Mr. Houghton, and $599,949 for Mr. Khales. The valuation of RSUs are based on the assumptions and methodology set forth in notes 1 and 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 20, 2020.

(7)
Amounts represent the aggregate grant date fair value of stock options granted. The valuation of stock options is based on the assumptions and methodology set forth in notes 1 and 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 20, 2020.

(8)	Amounts reported in this column for 2019 reflect the amount earned under the 2019 STI program, which were paid in March 2020.

(9)	Amounts reported in this column for 2019 are itemized in the table below captioned “All Other Compensation.”

All Other Compensation
The following table sets forth details of “All Other Compensation,” as presented in the Summary Compensation Table for 2019.

NEO	401(k) Contribution ($)	Term Life Insurance Premiums ($)	Long-Term Disability Insurance Premiums ($)	Perquisites ($)(1)	Tax Reimbursements ($)(2)	Total ($)
Joseph W. Dziedzic	8,400	8,035	14,841	16,545	23,047	70,868
Jason K. Garland	8,319	1,858	566	202,410	64,399	277,552
Jennifer M. Bolt	8,400	2,579	11,596	-	6,011	28,586
Carter Houghton	6,463	1,612	382	94,447	29,466	132,370
Payman Khales	8,400	2,451	5,194	8,806	2,461	27,312

(1)
These amounts include (i) housing and relocation reimbursements: Mr. Dziedzic: $12,645; Mr. Garland: $197,652; and Mr. Houghton: $89,551; and (ii) other perquisites less than $10,000, consisting of executive physicals and financial planning expenses. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred. Messrs. Dziedzic, Garland and Houghton each received, in accordance with the Company’s executive relocation program, a reimbursement of relocation expenses incurred in connection with such executive’s relocation of their primary residence to the Company’s headquarters in Plano, Texas.

(2)
Represents tax gross-up on term life insurance premiums and long-term disability insurance premiums for all NEOs and on relocation benefits for Mr. Dziedzic, Mr. Houghton, and Mr. Khales. For Mr. Garland, includes tax gross-up of $63,619 for relocation benefits. For Mr. Houghton, includes tax gross-up of $28,824 for relocation benefits. All other amounts were less than $10,000.

2019 Grants of Plan-Based Awards
The following table summarizes the grants of plan-based awards to each of the NEOs during fiscal year 2019.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant-Date Fair Value of Stock Awards ($)(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
NEO	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph W. Dziedzic		502,536	1,004,711	2,009,424	-	-	-	-	-
	02/28/19(3)	-	-	-	-	-	-	12,895	1,172,929
	02/28/19(4)	-	-	-	6,448	12,895	25,790	-	1,172,929
	02/28/19(5)	-	-	-	4,755	9,510	19,020	-	1,172,964
Jason K. Garland		144,625	289,250	578,500	-	-	-	-	-
	02/28/19(3)	-	-	-	-	-	-	2,931	266,604
	02/28/19(4)				1,466	2,931	5,862	-	266,604
	02/28/19(5)	-	-	-	1,081	2,162	4,324	-	266,661
Jennifer M. Bolt		101,250	202,500	405,000	-	-	-	-	-
	02/28/19(3)	-	-	-	-	-	-	1,190	108,242
	02/28/19(4)	-	-	-	595	1,190	2,380	-	108,242
	02/28/19(5)	-	-	-	439	878	1,756	-	108,294
	04/01/19(6)	-	-	-	-	-	-	651	49,951
Carter Houghton		64,616	129,231	258,462	-	-	-	-	-
	05/13/19(3)	-	-	-	-	-	-	1,318	96,623
	05/13/19(4)	-	-	-	659	1,318	2,636	-	96,623
	05/13/19(5)	-	-	-	645	1,290	2,580	-	96,646
	05/13/19(7)	-	-	-	-	-	-	8,184	599,969
Payman Khales		102,188	204,375	408,750	-	-	-	-	-
	02/28/19(3)	-	-	-	-	-	-	1,649	149,993
	02/28/19(4)	-	-	-	825	1,649	3,298	-	149,993
	02/28/19(5)	-	-	-	608	1,216	2,432	-	149,982

(1)
Amounts represent potential cash awards under our 2019 STI program. Awards range from 50% to 200% of the target amount depending on the actual performance metric achieved. No amount is awarded if the threshold is not achieved – see “Annual Performance-Based Incentives” section of the CD&A for discussion of the 2019 STI program. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the actual amounts earned for 2019.

(2)
The valuation of restricted stock units are based on the assumptions and methodology set forth in notes 1 and 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 20, 2020.

(3)	Time-based RSUs granted under the 2019 LTI program. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.

(4)
These amounts represent Financial PSU awards granted under the 2019 LTI program. The PSUs vest if the Company achieves certain three-year performance targets. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.

(5)
These amounts represent rTSR PSU awards granted under the 2019 LTI program. The PSUs vest if the Company achieves certain three-year performance targets. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.

(6)	Represent equity awards received in conjunction with Ms. Bolt’s promotion to Senior Vice President.

(7)	Represent equity awards received in conjunction with Mr. Houghton’s appointment as President, Electrochem and Power Solutions to compensate him for equity forfeited from his previous employer.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth the outstanding equity awards for each of the NEOs as of December 31, 2019.

	Option Awards				Stock Awards
NEO	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Joseph W. Dziedzic	14,530	-	25.25	02/28/23	4,597(3)	369,737	56,072(12)	4,509,871
	1,722	-	40.86	01/03/24	7,174(4)	577,005	22,405(13)	1,802,034
	2,877	-	45.39	01/04/25	39,092(5)	3,144,170
	2,883	-	48.43	01/04/26
	888	-	29.55	01/03/27
	45,075	22,538(2)	43.70	07/17/27
Jason K. Garland					4,980(6)	400,541	5,093(13)	409,630
					2,931(7)	235,740
Jennifer M. Bolt	1,896	-	48.43	01/04/26	792(3)	63,701	4,762(12)	383,008
					1,382(4)	111,154	2,068(13)	166,329
					2,967(8)	238,636
					651(9)	52,360
Carter Houghton					9,502(10)	764,246	2,608(13)	209,761

Payman Khales					2,907(11)	233,810	5,407(12)	434,885
							2,865(13)	230,432

(1)	Based on a stock price of $80.43, which was the closing price of our common stock on NYSE on December 31, 2019.

(2)	Options vest on January 3, 2020.

(3)
Financial PSUs issued on February 6, 2017 for Ms. Bolt and July 17, 2017 for Mr. Dziedzic under the 2017 LTI program, which became earned on March 9, 2018, the date on which the Compensation Committee determined the achievement of the pre-established performance goal. These PSUs vest on January 3, 2020.

(4)
rTSR PSUs issued on February 6, 2017 for Ms. Bolt and July 17, 2017 for Mr. Dziedzic under the 2017 LTI program, which became earned on February 28, 2019, the date on which the Compensation Committee determined the achievement of the pre-established performance goal. These PSUs vest on January 3, 2020.

(5)	Time-based RSUs, of which 23,149 vest on January 3, 2020, 11,643 vest on January 1, 2021 and 4,300 vest on December 31, 2021.

(6)	Time-based RSUs which vest in equal parts on October 2, 2020 and October 2, 2021.

(7)	Time-based RSUs, of which 976 vest on January 3, 2020, 977 vest on January 1, 2021 and 978 vest on December 31, 2021.

(8)	Time-based RSUs, of which 1,619 vest on January 3, 2020, 951 vest on January 1, 2021 and 397 vest on December 31, 2021.

(9)	Time-based RSUs which vest in equal parts on April 1, 2020, April 1, 2021 and April 1, 2022.

(10)	Time-based RSUs which vest in approximately equal parts on May 13, 2020, May 13, 2021 and May 13, 2022.

(11)	Time-based RSUs, of which 1,178 vest on January 3, 2020, 1,179 vest on January 1, 2021 and 550 vest on December 31, 2021.

(12)
Financial and rTSR PSUs issued on January 31, 2018 under the 2018 LTI program. Actual awards earned ranging from 0% to 150% of target will be determined based upon the Company achieving certain three-year performance targets. The number of shares earned will vest on the date in the first quarter of 2021 that achievement of the performance metrics are determined by the Compensation Committee.

(13)
Financial and rTSR PSUs issued on February 28, 2019 (May 13, 2019 for Mr. Houghton) under the 2019 LTI program. Actual awards earned ranging from 0% to 200% of target will be determined based upon the Company achieving certain three-year performance targets. The number of shares earned will vest on the date in the first quarter of 2022 that achievement of the performance metrics are determined by the Compensation Committee. For more information regarding these awards, please see the “Long-Term Incentive Plan” section of the CD&A.

Stock Vested in 2019
The following table shows information regarding the vesting during 2019 of RSUs previously granted to the NEOs. No options were exercised by any NEO during 2019.

	Stock Awards
NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Joseph W. Dziedzic	7,173	652,456
Jason K. Garland	2,490	179,230
Jennifer M. Bolt	2,842	258,508

(1)	Based on the closing price of our common stock on NYSE on the date the stock award vested.
Equity Compensation Plan Information
The following table provides information regarding the Company’s equity compensation plans as of December 31, 2019.

Plan Category (As of December 31, 2019)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	( a )(1)	( b )	( c )
Equity compensation plans approved by security holders	780,828	$34.96	742,052
Equity compensation plans not approved by security holders	-	-	-
Total	780,828	$34.96	742,052

(1)
Consists of shares of common stock underlying stock options issued under the 2009 Stock Incentive Plan, the 2011 Stock Incentive Plan, and the 2016 Stock Incentive Plan. Also includes 396,815 shares of common stock underlying RSUs that were granted under the 2009 Stock Incentive Plan, the 2011 Stock Incentive Plan and the 2016 Stock Incentive Plan, which are not included in the exercise price reported in column b.

Potential Payments Upon Termination of Employment or Change in Control
We do not offer our NEOs pension or nonqualified deferred compensation benefits. Upon the death or disability of an associate, all outstanding stock option awards and time-based RSUs immediately vest and all outstanding PSUs immediately vest at the target level applicable to such performance-based awards. All vested stock options expire at various times following the event, no later than one year, based upon the terms of the plan from which they were awarded. In the event that an associate’s employment is terminated by the Company without cause, a pro-rata portion of such associate’s PSUs that were awarded more than one year before the date of termination will remain outstanding and any PSUs awarded less than one year prior to the date of termination will automatically be forfeited. The PSUs that remain outstanding will continue to be eligible for vesting based on the Company’s attainment of the performance goals applicable to such awards. All unvested time-based awards are forfeited.
The following table presents the benefits that would have been received by Mr. Dziedzic under his employment agreement in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2019.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	926,000	—	10,387,409	15,000	11,328,409
Termination Without Cause	—	1,852,000	7,964,375	—	9,816,375
Termination With Good Reason	—	1,852,000	7,964,375	—	9,816,375

(1)
Based upon our closing stock price of $80.43 on December 31, 2019. Termination due to death or permanent disability includes the value of all unvested time-based awards, the value of unvested PSUs which are no longer subject to a performance condition, and the value of the 2018 Financial and rTSR PSUs at target payout level. Termination without cause and termination with good reason calculations include the value of all unvested time-based awards, the value of unvested PSUs which are no longer subject to a performance condition, and the value of a pro-rated portion of the 2018 and 2019 Financial and rTSR PSUs at the current projected payout level as of the assumed termination date.

(2)	Payment equal to the assumed amount of the Company’s contributions toward health insurance benefits for 12 months.
The following table presents the benefits that would have been received by Mr. Garland under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2019.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	1,045,912	—	1,045,912
Termination Without Cause	—	450,000	—	15,000	465,000

(1)	Based upon our closing stock price of $80.43 on December 31, 2019.

(2)	Payment equal to the assumed amount of the Company’s contributions toward health insurance benefits for 12 months.
The following table presents the benefits that would have been received by Ms. Bolt in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2019.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	887,545	—	887,545
Termination Without Cause	—	350,000	345,045	15,000	710,045

(1)	Based upon our closing stock price of $80.43 on December 31, 2019.

(2)	Payment equal to the assumed amount of the Company’s contributions toward health insurance benefits for 12 months.

The following table presents the benefits that would have been received by Mr. Houghton under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2019.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	974,007	—	974,007
Termination Without Cause	—	350,000	—	15,000	365,000

(1)	Based upon our closing stock price of $80.43 on December 31, 2019.

(2)	Payment equal to the assumed amount of the Company’s contributions toward health insurance benefits for 12 months.
The following table presents the benefits that would have been received by Mr. Khales under his employment offer letter in the event of a hypothetical termination, other than in connection with a change in control, as of December 31, 2019.

	Salary & Bonus ($)	Severance ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)(2)	Total ($)
Death and Permanent Disability	—	—	754,192	—	754,192
Termination Without Cause	—	350,000	193,273	15,000	558,273

(1)	Based upon our closing stock price of $80.43 on December 31, 2019.

(2)	Payment equal to the assumed amount of the Company’s contributions toward health insurance benefits for 12 months.
All associates, including the NEOs, who are at least 59½ years of age with a combination of age and length of service equal to at least 69½ years are eligible to receive the following benefits under our stock incentive plans on retirement:

•	accelerated vesting of all outstanding time-based stock incentive awards;

•	pro-rata continuation of all outstanding performance-based stock incentive awards, subject to the actual performance metrics achieved; and

•	extension of the time eligible to exercise outstanding stock options.
None of the NEOs were eligible for the accelerated vesting of equity upon a retirement as of December 31, 2019.
As discussed under “Other Features of Our Executive Compensation Program,” we have entered into change in control agreements with our NEOs, other than Mr. Dziedzic. The change in control agreements provide for continued employment with the same base salary, annual cash incentive and benefits for two years following a change in control. Our change in control agreements only provide severance benefits if there is both a change in control of the Company and qualifying termination of employment. If the executive is terminated after the change in control, other than for death, disability or cause, or the executive terminates employment for good reason, then the executive will be entitled to certain severance payments and benefits. The most significant components of these severance benefits are as follows:

•	two times annual base salary;

•	two times the greater of (i) average cash bonus for the three-year period prior to the year of the change in control or (ii) current year annual cash incentive award at the target level;

•	two times the Company’s total contributions to the Company 401(k) Plan or any other similar plans in effect at the time, for the year preceding the termination;

•	$25,000 for outplacement services;

•
a lump sum cash payment equal to the product of (i) 110% of the monthly premium for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for the executive, his or her spouse and his or her eligible dependents who were covered under the Company’s medical and prescription drug plans immediately prior to date of termination, times (ii) 24;

•	immediate vesting of all time-based equity awards and performance-based equity awards, except as otherwise provided in the applicable award agreement; and

•
reimbursement of relocation expenses following the change in control if the Company had relocated the associate at the Company’s request within twelve months prior to the change in control and the associate returns to the original place of his or her residence.

Our change in control agreements provide executives with a best after-tax provision (i.e., the executive’s payment will be scaled back to the golden parachute safe harbor if the executive is better off on an after-tax basis) and to include a 24 month post-employment non-compete covenant.
For a discussion of what Mr. Dziedzic would be eligible to receive upon the occurrence of a change in control under the terms of his employment agreement, please see the discussion under the “Employment Agreement” section of the CD&A.
In the event of a change in control as of December 31, 2019, as defined in the applicable award plan or agreement, unless determined otherwise by the Compensation Committee, all unvested stock option awards, time-based RSUs and Financial PSUs granted will immediately vest, but only the portion of unvested rTSR PSUs that otherwise would have vested based on performance through the date of the change-in-control will immediately vest. While our equity award plans provide for single trigger vesting with respect to awards made prior to January 1, 2020, our change in control agreements with our NEOs and Mr. Dziedzic’s employment agreement require both a change in control and a qualifying termination of employment to receive the severance cash payments and other benefits provided under those agreements.
In response to feedback the Company received in connection with its 2019 annual meeting of stockholders, the Company amended its 2011 and 2016 Stock Incentive Plans to eliminate single trigger vesting upon a change in control with respect to incentive awards made on or after January 1, 2020. The Company also made corresponding revisions to its RSU and PSU award agreements for awards to be made on or after January 1, 2020. The revised award agreements provide that, if an associate is provided a qualifying replacement award in connection with a change in control, then he or she will not automatically vest in any outstanding RSUs or PSUs upon the occurrence of the change in control. In the case of any unvested RSUs that vest based solely on the associate remaining employed by the Company through one or more dates, the associate will generally vest in the qualifying replacement award at the same time he or she otherwise would have vested in the RSU. In the case of any unvested PSU that vests based on the achievement of performance goals, the number of PSUs that would be earned based on achievement of the performance goals as of the date of the change in control will be converted to RSUs that generally vest based solely on the associate’s continued employment through the end of original performance period. If, during the 24-month period following the change in control, an associate is terminated without cause or resigns for good reason, the associate will vest in any qualifying replacement award. A qualifying replacement award means an RSU award covering equity securities of the Company, the surviving company to the change in control, or the ultimate parent of the surviving company to the change in control that are readily tradeable on a major national securities exchange, and the terms of which are at least as favorable to the associate as the award being replaced.
Based upon the hypothetical termination date of December 31, 2019, the change in control termination benefits for our NEOs would be as follows:

	Salary & Bonus ($)	Acceleration of Stock-Based Awards ($)(1)	Continuance of Benefits ($)	OutplacementServices ($)	Total ($)
Joseph W. Dziedzic	3,889,200	10,058,209	60,000	25,000	14,032,409
Jason K. Garland	1,485,000	872,022	60,000	25,000	2,442,022
Jennifer M. Bolt	1,120,000	857,112	60,000	25,000	2,062,112
Carter Houghton	1,153,932	870,253	60,000	25,000	2,109,185
Payman Khales	1,120,000	702,015	60,000	25,000	1,907,015

(1)	Based upon our closing stock price of $80.43 on December 31, 2019.

CEO Pay Ratio
In accordance with the final rule issued under Section 953(b) of the Dodd-Frank Act, companies, including Integer, are now required to disclose the ratio of the annual total compensation of their CEO to that of their median employee. The new SEC rules require disclosure of (i) the median of the annual total compensation of all employees of the Company, except the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of annual total compensation for the CEO to the annual total compensation for the median employee of the Company.  Because the SEC rules do not mandate a required approach for determining the median employee, the Company employed the following methodology:

•
Used 2019 taxable compensation as of December 27, 2019, which was the last payroll cycle in December 2019. In some of the countries in which we operate this date varied slightly based on local payroll schedules, but not materially so.

•
The consistently applied compensation measure that was used to determine the median employee was taxable compensation, W2, box 1 amounts in the United States, and closest available equivalent measure of taxable compensation outside the United States.

•	We included employees in all countries where we are present, which totaled 3,854 U.S. employees and 4,518 non-U.S. employees.

•	To express the earnings of employees outside the United States in U.S. dollars, we used foreign exchange rates as of December 31, 2019, as published by the United States Treasury.

•	We did not annualize the pay of employees who were not employed by us for the entire fiscal year.
As calculated using the methodology required for preparation of the Summary Compensation Table, the annual total compensation of Mr. Dziedzic was $5,744,889 and the annual total compensation of the median employee was $36,271, which yields a ratio of 158 to 1.
The Company’s pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K based upon the Company’s payroll and employment records and the methodologies described above. The SEC rules permit companies to employ various methodologies, exclusions and reasonable estimates to derive the pay ratio calculation representative of their respective employee populations and compensation practices. Based upon this variability, the estimated ratio reported above should not be interpreted as a basis for comparison between companies.
CORPORATE GOVERNANCE AND BOARD MATTERS
The business of the Company is managed under the direction of the Board. The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that reflect the Company’s commitment to good corporate governance. The full text of the Guidelines can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.”
The Company’s Code of Conduct applies to its directors, officers, associates and consultants. The Code of Conduct requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Conduct encourages individuals to report any illegal or unethical behavior that they observe. The Code of Conduct is a guide to help ensure that all such individuals live up to the highest ethical standards. The Company provides all of its associates with a copy of the Company’s Code of Conduct and requires all associates to certify that they are responsible for reading and familiarizing themselves with the Code of Conduct, and adhering to such policies and procedures.
The Company also maintains a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Chief Executive Officer, Chief Financial Officer, Treasurer, Corporate Controller and all other senior financial officers performing similar functions who have been identified by the Chief Executive Officer. This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate financial reporting and compliance with laws, as well as other matters. Our Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” The Company intends to post on its website any amendment to or waiver from any provision in the Code of Conduct or the Code of Ethics for the Chief Executive Officer and Senior Financial Officers that requires disclosure under applicable SEC rules.
Copies of the Guidelines, the Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers also may be obtained without charge by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.

Leadership Structure of the Board
The positions of Chairman of the Board and Chief Executive Officer have been separate since August 2006. The Board believes this structure continues to be in the best interests of the Company and its stockholders. The Chairman organizes Board activities to enable the Board to effectively provide guidance to and have oversight of and accountability for management. To fulfill that role, the Chairman, among other things, creates and maintains an effective working relationship with the Chief Executive Officer and other members of management and with the other members of the Board, provides the Chief Executive Officer ongoing direction as to Board needs, interests and opinions, and assures that the Board agenda is appropriately directed to the matters of greatest importance to the Company. In carrying out his responsibilities, the Chairman preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy. The functions of the Chairman include:

•	Presiding over all meetings of the Board and stockholders, including regular executive sessions of non-management directors of the Board;

•	Establishing the annual agenda of the Board and agendas of each meeting in consultation with the Chief Executive Officer;

•	Advising committee chairs, in consultation with the Chief Executive Officer, on meeting schedules, agendas and information needs for the Board committees;

•	Defining the subject matter, quality, quantity and timeliness of the flow of information between management and the Board and overseeing the distribution of that information;

•	Coordinating periodic review of management’s strategic plan and enterprise risk management program for the Company;

•	Leading the Board review of the succession plan for the Chief Executive Officer and other key members of senior management;

•	Coordinating the annual performance review of the Chief Executive Officer and other key senior managers;

•	Consulting with committee chairs about the retention of advisors and experts;

•	Acting as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•
Working with the Corporate Governance and Nominating Committee to develop and maintain the agreed-upon definitions of the role of the Board and the organization, processes and governance guidelines necessary to carry it out;

•	Working with management on effective communication with stockholders;

•	Encouraging active participation by each member of the Board; and

•	Performing such other duties and services as the Board may require.
Board Independence
The Board has determined that each of our directors, other than Mr. Dziedzic, who is the Company’s President & Chief Executive Officer, is independent under the NYSE’s Corporate Governance Listing Standards. In accordance with the NYSE Corporate Governance Listing Standards, the Board undertook its annual review of director independence with respect to the directors standing for re-election at the Annual Meeting. During this review, the Board considered the materiality of any relationships with the Company from the director’s perspective and the perspective of any persons or organizations with which the director is affiliated. Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships and can also be indirect, such that serving as a partner or officer, or holding shares, of an organization that has a relationship with the Company may cause the director not to be independent. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
Following the review described above, the Board has affirmatively determined that except for Mr. Dziedzic, no current director has a material relationship with the Company that is inconsistent with a determination of independence. Therefore, the Board affirmatively determined that all of the current directors who are standing for re-election at the Annual Meeting, with the exception of Mr. Dziedzic, are independent.
Enterprise Risk Management
The Company has an enterprise risk management program, including with respect to cybersecurity, implemented by members of the Company’s senior management. The enterprise risk management program as a whole is reviewed annually with the Board. Enterprise risks are identified and prioritized by management, and individual prioritized risks may be overseen by the full Board or a committee, as appropriate. For example, strategic risks are overseen by the full Board and financial risks are overseen by the Audit Committee. Management regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee.

Committees and Meetings of the Board
The Board has standing Audit, Compensation and Organization, Corporate Governance and Nominating, and Technology Strategy Committees. Each committee has a written charter that can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” Copies of the charters may be obtained without charge by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024.
The Board held six meetings in 2019. Each director attended at least 75% of the meetings of the Board and meetings of the committees of the Board on which that director served. The Company encourages, but has no formal policy regarding, director attendance at its annual meeting of stockholders. Each of the Company’s directors serving on the Board attended the 2019 Annual Meeting of Stockholders.
Audit Committee. The Audit Committee currently consists of Ms. Hobby (Chair) and Messrs. Hinrichs, Maxwell and Soderberg. The Audit Committee’s primary purpose is assisting the Board in overseeing the (i) integrity of the Company’s financial statements, (ii) Company’s compliance with legal and regulatory requirements, (iii) Company’s independent registered public accounting firm qualifications and independence, (iv) performance of the Company’s internal audit function and independent registered public accounting firm, (v) evaluation of enterprise risk issues, (vi) Company’s system of disclosure controls and procedures, and (vii) the Company’s system of internal controls regarding finance, accounting, legal compliance, related person transactions and ethics that management and the Board have established. The Audit Committee held eleven meetings in 2019.
Compensation and Organization Committee. The Compensation and Organization Committee currently consists of Ms. Bailey and Messrs. Hinrichs (Chair) and Summers. In addition, during 2019, Mr. Soderberg served as Chair and a member of the Compensation and Organization Committee until May 2019. Mr. Hinrichs was elevated to the position of Chair of the Compensation and Organization Committee in May 2019 after Mr. Soderberg stepped down from the Compensation and Organization Committee. Mr. Spence served as a member of the Compensation and Organization Committee for part of 2019 but is not currently a member of the Compensation and Organization Committee. The Board has determined that each member of the committee is independent as defined under the NYSE’s Corporate Governance Listing Standards applicable to compensation committee members. The Compensation and Organization Committee’s primary purpose is establishing the Company’s executive compensation programs so as to attract, retain and motivate superior executives and ensuring that senior executives of the Company and its wholly-owned subsidiaries are compensated appropriately and in a manner consistent with the Company’s compensation philosophy. The Compensation and Organization Committee also administers the Company’s stock incentive plans. The Compensation and Organization Committee held six meetings in 2019.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Ms. Bailey (Chair), and Messrs. Passerini, Sanford and Summers. Each member of the Corporate Governance and Nominating Committee is independent under the NYSE Corporate Governance Listing Standards. Working closely with the full Board, the Corporate Governance and Nominating Committee reviews, on an annual basis, the composition of the Board and whether the Company is being well served by the directors taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent directors, and the need for financial or other specialized expertise. Applying these criteria, but without any formal policy regarding diversity, the Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members and other directors, as well as by management and stockholders, and recommends director nominees to the Board. The Corporate Governance and Nominating Committee uses the same process for evaluating candidates for director regardless of the source of the recommendation, including from stockholders, and also has sole authority to retain a search firm to assist in identifying qualified director candidates. Stockholders wishing to submit recommendations for candidates to the Board must supply information in writing regarding the candidate to the Corporate Governance and Nominating Committee at the Company’s offices at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. The information should include, at a minimum, the candidate’s name, biographical information, qualifications and availability for service. The written submission should comply with the substantive and timing requirements set forth in the Company’s bylaws.
The Corporate Governance and Nominating Committee also develops and recommends corporate governance guidelines applicable to the Company to the Board and evaluates the effectiveness of the Board. The Corporate Governance and Nominating Committee held five meetings in 2019.
Technology Strategy Committee. The Technology Strategy Committee currently consists of Ms. Hobby, and Messrs. Maxwell (Chair), Passerini and Soderberg. The Technology Strategy Committee (i) provides oversight of the alignment of Company’s growth and innovation strategy with corporate strategy, (ii) supports and provides oversight of management’s direction on the development of strategic plans relating to technology investments, (iii) monitors and advises the Board on scientific matters, including the Company’s strategically significant technology projects, the Company’s innovation pipeline and general emerging science and technology issues and trends and (iv) oversees the identification, acquisition or development of new and enabling technologies. The Technology Strategy Committee held five meetings in 2019.

Executive Sessions of the Board
The independent non-management directors meet without management in executive session at the conclusion of each regularly scheduled Board meeting and at such other times as they deem appropriate. Mr. Sanford, Board Chairman, presides at the meetings of the non-management directors when they meet in executive session.
Board/Committee/Director Evaluations
The Board has a three-part annual evaluation process that is coordinated by the Chairman and the Chair of the Corporate Governance and Nominating Committee: committee self-evaluations; a full board evaluation; and the evaluation of the individual directors. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, whether the meeting materials are effective, and other matters. The full board evaluation considers the following factors, among others, in light of the committee self-assessments: (i) the effectiveness of the board organization and committee structure; (ii) the quality of meetings, agendas, presentations and meeting materials; (iii) the effectiveness of director preparation and participation in discussions; (iv) the effectiveness of director selection, orientation and continuing education processes; (v) the effectiveness of the process for establishing the Chief Executive Officer’s performance criteria and evaluating his performance; and (vi) the quality of administrative planning and logistical support.
Individual director performance assessments are conducted informally as needed and involve a discussion among the Chairman and other directors, including members of the Corporate Governance and Nominating Committee. In addition, the Chairman and the Chair of the Corporate Governance and Nominating Committee provide individual feedback, as necessary.
Communications with the Board
Any stockholder or interested party who wishes to communicate with Mr. Sanford, the non-management directors of the Board as a group or the entire Board may do so by writing to them in care of the following address: Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. In addition, Mr. Sanford receives a copy of each communication submitted by stockholders or other interested parties via the Direct Line page, which can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
In fiscal year 2019, Ms. Bailey and Messrs. Hinrich, Soderberg Spence, and Summers served on the Compensation and Organization Committee. No person who served as a member of the Compensation and Organization Committee during fiscal year 2019 was (i) an officer or employee of the Company during such fiscal year, (ii) formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended.
Director Compensation
The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In 2019, each non-employee director was paid a retainer of $192,500 ($312,500 for the Chairman) in a combination of cash and equity awards. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required for members of the Board. Directors who are also employees of the Company receive no additional remuneration for services as a director. All awards and changes to directors’ compensation are approved by the Board.
Cash Compensation. In 2019, the cash portion of each non-employee director’s annual retainer was $62,500, which amount reflects the increase in the non-employee director annual cash retainer to $70,000 that went into effect beginning in the fourth quarter, as described in greater detail below. Directors also received additional cash payments in 2019 as follows:

Chairman of the Board	$60,000
Audit Committee Chair	20,000
Compensation and Organization Committee Chair	15,000
Corporate Governance and Nominating Committee Chair	10,000
Technology Strategy Committee Chair	10,000
Equity Compensation. In 2019, the equity-based portion of each non-employee director’s annual retainer was equal in value to $130,000 ($190,000 for the Chairman) consisting of restricted stock units (based on the closing price of the common stock on the date of grant). The number of shares of restricted stock units granted is calculated using the closing price of the Company’s common stock on the date of grant. All equity-based awards granted in 2019 vested in equal quarterly installments of 25% on the first day of each quarter of the 2019 fiscal year. The director’s equity awards for 2019 were granted on January 2, 2019.

The following table contains information concerning the total compensation earned by each non-employee director of the Company during 2019:

Director Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Units ($)(2)	Total ($)
Pamela G. Bailey	72,500	129,933	202,433
James F. Hinrichs	70,000	129,933	199,933
Jean Hobby	82,500	129,933	212,433
M. Craig Maxwell	72,500	129,933	202,433
Filippo Passerini	62,500	129,933	192,433
Bill R. Sanford	122,500	142,414	264,914
Peter H. Soderberg	70,000	129,933	199,933
Donald J. Spence	62,500	129,933	192,433
William B. Summers, Jr.	62,500	129,933	192,433

(1)	The amounts indicated represent the amount earned for retainers.

(2)
The amounts represent the aggregate grant date fair value of awards granted. The valuation is based on the assumptions and methodology set forth in notes 1 and 10 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on February 20, 2020.

The following table sets forth each non-employee director’s outstanding stock options as of December 31, 2019.

Director Name	Outstanding Stock Options (#)
Pamela G. Bailey	33,730
James F. Hinrichs	9,603
Jean Hobby	11,385
M. Craig Maxwell	17,385
Filippo Passerini	17,385
Bill R. Sanford	50,263
Peter H. Soderberg	33,730
Donald J. Spence	27,021
William B. Summers, Jr.	20,282

Compensation Review. Consistent with current best practices and with the assistance of information provided by FW Cook, the Board periodically reviews director compensation. In 2019, the Corporate Governance and Nominating Committee engaged FW Cook to perform a market study related to the compensation of the non-employee directors. On July 29, 2019, the Board, on the recommendation of the Corporate Governance and Nominating Committee, approved a revised non-employee director compensation policy that implemented the following changes as compared to the prior non-employee director compensation policy, with each of these changes being effective as of January 1, 2020, unless otherwise specifically stated:

(i)	the cash portion of the annual retainer increased from $60,000 to $70,000, effective beginning in the fourth quarter of the 2019;

(ii)
the additional cash payments for directors described under “Cash Compensation” above, including the cash retainer for the Chairman of the Board and the Chair of each Committee,  remained unchanged except that members of the Audit Committee, including the Audit Committee Chair, will receive an additional $10,000 annual cash retainer;

(iii)
the equity-based portion of the annual retainer increased in value from $130,000 to $170,000 ($230,000 for the Chairman), which is to be awarded in the form of RSUs that will be granted annually on the date of the annual meeting of stockholders, and will vest in four equal installments, with the first installment vesting on the three-month anniversary of the grant date, the second installment vesting on the six-month anniversary of the grant date, the third installment vesting on the nine-month anniversary of the grant date and the last installment vesting on the earlier of (x) the one-year anniversary of the grant date and (y) the last business day immediately preceding the next annual meeting of stockholders following the grant;

(iv)
for 2020 only, which is the year of transition from granting the equity-based portion of the annual retainer on the first business day of the year to granting on the date of the annual meeting of stockholders, an additional RSU award with a value of $64,740 ($87,590 for the Chairman) will be granted to each current non-employee director on the date of the Annual Meeting, which additional grant will be pro-rated based upon the months of service between January 1, 2020 and the Annual Meeting, if applicable;

(v)
non-employee directors appointed other than at an annual meeting of stockholders will be granted an initial RSU award on the date the director first becomes a member of the Board pro-rated based upon the number of months of service remaining in the appointment term, provided, that any non-employee director appointed to the Board between January 1, 2020 and the Annual Meeting, will be granted the pro-rated award on the date of the Annual Meeting;

(vi)	immediate elimination, as of July 29, 2019, of committee meeting fees for each meeting in excess of ten meetings and Board meeting fees for each meeting in excess of five meetings; and

(vii)	immediate elimination, as of July 29, 2019, of future initial stock option grants granted to new non-employee directors on the date such director is appointed to the Board.
In order to align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, the Compensation and Organization Committee designed and the Board approved stock ownership guidelines for non-employee directors. On October 9, 2019, the Board, on the recommendation of the Corporate Governance and Nominating Committee, revised these ownership guidelines to call for non-employee directors to own, within five years of election as a director, shares of the Company’s common stock equal in value to at least five times the value of such director’s annual cash retainer, excluding any chairman, committee chair, or committee member fees. In addition, non-employee directors may not sell shares of the Company’s common stock unless the value of a non-employee director’s holdings of the Company’s common stock exceeds five times the value of the annual cash retainer paid to the non-employee director, excluding any chairman, committee chair, or committee member fees. Except for Mr. Hinrichs, who was elected to the Board in February 2018, each of our directors has achieved these ownership guidelines.
Related-Person Transactions
The Board has adopted a written policy setting forth procedures for the review, approval and monitoring of transactions involving the Company and related persons of the Company. A copy of the Company’s policy on related person transactions can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Corporate Governance.” Under this policy, every proposed transaction between the Company and a director, executive officer, a director nominee, stockholder owning in excess of 5% of the common stock or any immediate family member or entity of the foregoing persons involving an amount in excess of $120,000 and in which the related person will have a direct or indirect material interest, must be approved or ratified by the Audit Committee. If the transaction involves a related person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote regarding such approval. All related person transactions are reported by the Audit Committee to the Board. The Board has determined that there were no related-person transactions, as defined above, that occurred in 2019.

Audit Committee Report
The Audit Committee consists of Ms. Hobby (Chair) and Messrs. Hinrichs, Maxwell and Soderberg, each of whom the Board has determined is “independent” in accordance with applicable securities laws and the listing standards of the NYSE for purposes of service on the Audit Committee. The Board also has determined that Ms. Hobby, Mr. Hinrichs and Mr. Soderberg each qualify as an “audit committee financial expert” under the applicable rules of the SEC.
The Audit Committee reviewed and discussed the information contained in the Company’s 2019 quarterly earnings announcements with management and the independent registered public accounting firm prior to public release. They also reviewed and discussed the information contained in the Company’s 2019 Quarterly Reports on Form 10-Q and Annual Report on Form 10-K with management and the independent registered public accounting firm prior to filing with the SEC. In addition, the Audit Committee met regularly with management, internal auditors and the independent registered public accounting firm on various financial and operational matters, including to review plans and scope of audits and audit reports and to discuss necessary action.
In connection with the Company’s fiscal year 2019 consolidated financial statements, the Audit Committee has:

•	reviewed and discussed with management the Company’s 2019 audited consolidated financial statements;

•
discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•
received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for fiscal year 2019.
Respectfully submitted,
Jean Hobby (Chair)
James F. Hinrichs
M. Craig Maxwell
Peter H. Soderberg
Members of the Audit Committee

OTHER GOVERNANCE PRACTICES
Investor Engagement
We believe that effective corporate governance includes a regular, active dialogue with our stockholders, analysts covering our Company and other market participants. Through these engagement efforts, we seek to better understand investors’ interests and concerns regarding, among other items, our strategy and financial results, our executive compensation program and corporate governance-related issues. We value the feedback received. We are working to further improve our level of engagement by expanding our dialogue with stockholders and other market participants, revising selected disclosures to increase clarity, and improving the effectiveness of our communications.
Environmental, Social and Governance Matters
We believe that sound corporate governance requires us to be responsive to environmental, social and governance (“ESG”) matters that impact our stakeholders and the communities in which we operate. Through our Corporate Citizenship program, we are committed to enhancing the lives of patients worldwide, while conducting our business in a socially and environmentally responsible manner to benefit our associates, customers, stockholders and the communities in which we live and work. We believe sound ESG practices are critical to attracting and retaining the best associate talent, meeting the needs of our customers and being good corporate stewards for our communities. We are also committed to reporting around our Corporate Citizenship program.
Although our Corporate Citizenship program is in the beginning stages, the following activities and actions demonstrate our commitment to ESG matters:

•
Contributing to the local communities where our facilities and offices are located, including providing financial and volunteer support for various regional and local charitable organizations, non-profits and other community programs.

•
Establishing a Diversity and Inclusion Council currently consisting of a group of senior leaders dedicated to championing diversity and inclusion throughout the Company, with the goal of seeking to improve business results by cultivating an inclusive work environment that values and leverages all aspects of diversity.

•	Organizing an Athena Alliance within the Company with the goal of bringing gender diversity to all levels of the organization and fostering an environment that values gender diversity and inclusion.

•	Fostering environmental awareness, including evaluating our products and supply chain for conflict minerals.

•
Conducting operations and activities in a manner that seeks to provide and maintain safe and healthy working conditions. We maintain practices designed to ensure our operations are managed and operated in all material respects in compliance with applicable laws and regulations everywhere we do business.

In 2020, we expect to expand on our Corporate Citizenship strategy and program, to document additional ESG activities and initiatives that we have undertaken across our global footprint, and to improve reporting under the program. We recognize the importance of ESG considerations and are firmly committed to conducting business in a sound and socially responsible manner. For more information on our Corporate Citizenship program, please visit http://www.integer.net/company/corporate-citizenship/default.aspx.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Beneficial Owners of Shares
The following table sets forth certain information with respect to all persons known to the Company to be the beneficial owner of more than 5% of its outstanding common stock as of March 31, 2020. The percentage of common stock owned is based upon 32,825,852 shares outstanding as of March 31, 2020.

Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,318,479	16.20%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	4,015,978	12.23%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,151,566	6.55%

(1)
BlackRock, Inc. filed a Schedule 13G/A on February 4, 2020. The beneficial ownership information presented is based solely on the Schedule 13G/A. The reported securities are owned by BlackRock, Inc. and its affiliated companies listed in the Schedule 13G/A. BlackRock, Inc. reports sole investment power with respect to the 5,318,479 reported shares and sole voting power with respect to 5,218,938 of the reported shares. In this same Schedule 13G/A filing, BlackRock, Inc. identified iShares Core S&P Small-Cap ETF as having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such reported securities.

(2)
The Vanguard Group, Inc. filed a Schedule 13G/A on February 11, 2020. The beneficial ownership information presented is based solely on the Schedule 13G/A. The reported securities are owned by The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are wholly-owned subsidiaries of The Vanguard Group, Inc. and serve as an investment manager of collective trust accounts and Australian investment offerings, respectively. The Vanguard Group, Inc. reports sole investment power with respect to 3,956,188 of the reported shares, shared investment power with respect to 59,790 of the reported shares, sole voting power with respect to 58,437 of the reported shares, and shared voting power with respect to 5,301 of the reported shares.

(3)
Dimensional Fund Advisors LP filed a Schedule 13G/A on February 12, 2020. The beneficial ownership information presented and information contained in this footnote is based solely on the Schedule 13G/A. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, Dimensional reports that all such common stock is owned by the Dimensional Funds and disclaims beneficial ownership of such common stock.

Stock Ownership by Directors and Executive Officers
The beneficial ownership of common stock by each of the directors, each of the Named Executive Officers, and by all directors and executive officers as a group is set forth in the following table as of March 31, 2020, together with the percentage of total shares outstanding represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if that person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days. The percentage of common stock owned is based upon 32,825,852 shares outstanding as of March 31, 2020.

Name of Beneficial Owner	Number of Shares		Percent of Class
Pamela G. Bailey	83,274	(1)	*
Joseph W. Dziedzic	162,106	(1)	*
James F. Hinrichs	14,477	(1)	*
Jean Hobby	21,298	(1)	*
M. Craig Maxwell	31,998	(1)	*
Filippo Passerini	27,298	(1)	*
Bill R. Sanford	118,672	(1)	*
Peter H. Soderberg	95,670	(1)	*
Donald J. Spence	45,802	(1)	*
William B. Summers, Jr.	45,410		*
Jason K. Garland	2,569		*
Jennifer M. Bolt	24,067	(1)(2)(3)	*
Carter Houghton	3,167	(2)	*
Payman Khales	1,303		*
All directors and executive officers as a group (20 persons)	724,337	(1)(2)(3)	2.19%

(1)
Includes the following shares subject to options granted under the Company’s stock incentive plans, all of which are currently exercisable or exercisable within 60 days after March 31, 2020: Ms. Bailey – 33,730 shares; Mr. Dziedzic – 90,513 shares; Mr. Hinrichs – 7,053 shares; Ms. Hobby – 11,385 shares; Mr. Maxwell – 17,385 shares; Mr. Passerini – 17,385 shares; Mr. Sanford – 50,263 shares; Mr. Soderberg – 33,730 shares; Mr. Spence – 27,021 shares; Ms. Bolt – 1,896 shares; and all directors and executive officers as a group – 293,376 shares.

(2)
Includes the following shares subject to restricted stock units granted under the Company’s stock incentive plans, all of which vest within 60 days after March 31, 2020: Ms. Bolt – 217 shares; Mr. Houghton – 3,167 shares; and all executive officers as a group – 3,890 shares.

(3)
Includes the following shares under the Company 401(k) Plan: Ms. Bolt –1,965 shares; and all executive officers as a group – 4,294 shares. Such individuals retain voting and investment power over their respective shares.

* Less than 1%
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of the Company’s common stock. To the Company’s knowledge, based upon the reports filed and written representations regarding reports required during the 2019 fiscal year, no executive officer or director of the Company failed to file reports required by Section 16(a) on a timely basis, with the exception of one late Form 4 filing for Mr. Dziedzic due to an administrative error in connection with the receipt of an equity award and vesting of a separate equity award.

OTHER MATTERS
Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the Annual Meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.
A copy of the Company’s Annual Report on Form 10-K for fiscal year 2019 may be obtained without charge by any stockholder by written request made to the General Counsel and Corporate Secretary, Integer Holdings Corporation, 5830 Granite Parkway, Suite 1150, Plano, Texas 75024. Additionally, the Company’s Annual Report on Form 10-K for fiscal year 2019 can be accessed under the Investor Relations page of the Company’s website at www.integer.net under “Financial Information.”
Stockholder Proposals for the 2021 Annual Meeting of Stockholders
In order for a stockholder proposal for the 2021 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s proxy statement, we must receive it, at our principal executive offices, no later than December 16, 2020. You must provide your proposal to us in writing and your notice must contain the information required by the Company’s bylaws.
The proposal should be submitted to the Company’s principal executive offices in Plano, Texas and should be directed to the attention of the General Counsel & Corporate Secretary of the Company.
The Company’s bylaws provide that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing the information specified in the bylaws) not later than 90 days nor more than 120 days in advance of the anniversary date of the prior year’s annual meeting of stockholders. These requirements are separate from, and in addition, to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement. A stockholder wishing to submit a proposal for consideration at the 2021 Annual Meeting of Stockholders, which is not submitted for inclusion in the proxy statement, should do so between January 20, 2021 and February 19, 2021.
By Order of the Board of Directors,

/s/ Elizabeth K. Giddens
Elizabeth K. Giddens
Senior Vice President,
General Counsel & Corporate Secretary
Plano, Texas
April 15, 2020

GENERAL INFORMATION – QUESTIONS AND ANSWERS
Why am I being provided this proxy statement?
We are providing this proxy statement to you because our Board is soliciting your proxy to vote your shares of the Company’s common stock at the Annual Meeting, or any adjournment or adjournments thereof. This proxy statement contains information about matters to be voted upon at the Annual Meeting and other information required by the SEC and the NYSE.
We are first sending this proxy statement and the accompanying form of proxy on or about April 15, 2020 to common stockholders of record as of March 31, 2020. A copy of the Company’s Annual Report for 2019 accompanies this proxy statement but is not part of the proxy solicitation materials.
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024 at 8:30 a.m., Central Daylight Time, on Wednesday, May 20, 2020. The Company’s mailing address is 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, and its telephone number is (214) 618-5243.
Who is entitled to vote at the Annual Meeting?
Common stockholders of record at the close of business on March 31, 2020 are entitled to vote at the Annual Meeting. At that time, the Company had outstanding 32,621,376 shares of common stock. Each share of common stock is entitled to one vote. Shares may not be voted at the Annual Meeting unless the owner is present or represented by proxy, as more fully explained in this proxy statement. Individuals who hold shares of common stock under the Company 401(k) Plan are entitled to vote those shares of common stock held in their accounts.
How can I give my proxy or vote?
You can give your proxy by completing, signing, dating and returning the physical proxy card accompanying this proxy statement or vote by utilizing the telephone or Internet voting procedures described on the proxy card. The telephone and Internet voting procedures are designed to authenticate that you are a stockholder by use of a control number and allow you to confirm that your instructions have been properly recorded. If you are a stockholder of record, the method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person.
May I revoke my proxy?
How you hold your shares (stockholder of record or beneficial owner) determines how and when you may revoke your proxy. A stockholder of record may revoke a proxy that has been previously given at any time before it is exercised by giving written notice of such revocation or by delivering a later dated proxy, in either case, to the General Counsel & Corporate Secretary, at 5830 Granite Parkway, Suite 1150, Plano, Texas 75024, or by voting in person at the Annual Meeting. A beneficial owner must follow the instructions from his or her broker, bank or other intermediary to revoke his or her previously given proxy.
How will my proxy be voted?
Your proxy will be voted in accordance with the direction you provide, if any. If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the election as directors of the nine persons named under the section titled “Nominees for Director”; FOR ratifying the appointment of Deloitte & Touche as the independent registered public accounting firm of the Company for fiscal year 2020; and FOR approving, on an advisory basis, the compensation of the NEOs.
What is required for a quorum at the Annual Meeting?
The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Broker non-votes will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum, but, under NYSE rules, brokers will not be permitted to vote in the election of directors or on the advisory vote to approve the compensation of the Company’s Named Executive Officers unless specific voting instructions are provided to the broker. We therefore encourage beneficial owners of shares whose shares are held in street name to direct their vote for all agenda items on the form of proxy or instruction card sent by their broker, bank or other intermediary.

What vote is required to elect directors?
Directors will be elected by a plurality of votes cast. This means the nine nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. “Withhold” votes and broker non-votes will have no effect on the outcome of the voting to elect directors.
What happens if an incumbent director nominee does not receive a majority of votes cast in favor of his or her election?
Under the Company’s Corporate Governance Guidelines, any nominee for director who receives a greater number of “withhold” votes than “for” votes is expected to tender his or her resignation to the Board for consideration in accordance with the Corporate Governance Guidelines.
What vote is necessary to approve Proposals 2 and 3?
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Deloitte & Touche as the independent registered public accounting firm of the Company for fiscal year 2020 and to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. An abstention will not constitute a vote cast and therefore will not affect the outcome of the vote on the approval of the ratification of Deloitte & Touche as the independent registered public accounting firm for the Company for fiscal year 2020 or the advisory vote to approve the compensation of the Company’s Named Executive Officers. Broker non-votes will not constitute votes cast on the vote to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers and therefore will have no effect on the outcome of that proposal.
Who is paying for the solicitation of proxies?
The Company will bear the cost of soliciting proxies in the accompanying form of proxy. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $8,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, we are making this solicitation by mail, by telephone and in person using the services of some employees of the Company or its subsidiaries at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses they incur in sending proxy materials to beneficial owners of the common stock.
What do I have to bring in order to attend the Annual Meeting in person?
In order to be admitted to the Annual Meeting, you will need to bring a valid photo ID or other satisfactory proof of identification. If you are a beneficial owner, you must also bring evidence of your share ownership that can include a notice from your broker, bank or other intermediary regarding the availability of these proxy materials or a recent account statement or letter from the bank, broker or other intermediary that holds your shares and confirms your beneficial ownership of those shares.

Integer™ VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
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2020 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 AND 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Pamela G. Bailey	☐	☐	02 - Joseph W. Dziedzic	☐	☐	03 - James F. Hinrichs	☐	☐
04 - Jean Hobby	☐	☐	05 - M. Craig Maxwell	☐	☐	06 - Filippo Passerini	☐	☐
07 - Bill R. Sanford	☐	☐	08 - Donald J. Spence	☐	☐	09 - William B. Summers, Jr.	☐	☐

	For	Against	Abstain
2. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR INTEGER HOLDINGS CORPORATION FOR FISCAL YEAR 2020.	☐	☐	☐
3. APPROVE BY NON-BINDING ADVISORY VOTE THE COMPENSATION OF INTEGER HOLDINGS CORPORATION NAMED EXECUTIVE OFFICERS.	☐	☐	☐

4. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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2020 Annual Meeting Admission Ticket

2020 Annual Meeting of Integer Holdings Corporation Stockholders

May 20, 2020, 8:30am CT
5830 Granite Parkway, Suite 1150
Plano, Texas 75024

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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Integer Holdings Corporation

+

Notice of 2020 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2020

The undersigned hereby appoint(s) Jason K. Garland and Elizabeth K. Giddens, and each of them, proxies with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned at the Annual Meeting of Stockholders of Integer Holdings Corporation to be held at 8:30 a.m. Central Daylight Time on May 20, 2020 at the company's global headquarters at 5830 Granite Parkway, Suite 1150, Plano, Texas, 75024, and at any adjournment, upon matters described in the Proxy Statement furnished with this proxy card and all other subjects that may properly come before the meeting.

IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT FURNISHED WITH THIS PROXY CARD, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, FOR THE APPROVAL OF THE COMPENSATION OF INTEGER HOLDINGS CORPORATION'S NAMED EXECUTIVE OFFICERS AND AT THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

(Continued and to be marked, dated and signed, on the other side)

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